Exhibit 99.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (“Agreement”) is made and entered into on 23 December 2006 between:

SAN MIGUEL CORPORATION, a corporation incorporated under the laws of the Philippines with principal office at 40 San Miguel Avenue, Mandaluyong City, Philippines  (“SMC”)

SAN MIGUEL BEVERAGES (L) PTE LIMITED, a corporation incorporated under the laws of Malaysia with principal office at 9/F Citimark Building, 28 Yuen Shun Circuit, Siu Lek Yuen Shatin, N. T. Hong Kong  (“SM Beverages”)

SAN MIGUEL HOLDINGS LIMITED, a corporation incorporated under the laws of the British Virgin Islands with principal office at 9/F Citimark Building, 28 Yuen Shun Circuit, Siu Lek Yuen Shatin, N. T. Hong Kong (“SMH “)

(each of SMC, SM Beverages  and SMH, a “Seller” and collectively, the “Sellers”).

- and -

COCA-COLA SOUTH ASIA HOLDINGS, INC., a corporation incorporated under the laws of Delaware, United States of America with principal office at One Coca-Cola Plaza, Atlanta, Georgia 30313, U.S.A. (“Purchaser”).

RECITALS:

A.                                   Coca-Cola Bottlers Philippines, Inc. (the “Company”) is a company incorporated in the Philippines with principal office at the 19th, 23rd and 28th Floors, San Miguel Properties Centre, St. Francis St., Mandaluyong City, Philippines.  The Company has an authorized capital stock of ~~P~~12,706,113,366 divided into 1,738,429 Common Shares and 96,771

Convertible Common Shares both with a par value of ~~P~~1,000 each and  215,483 Class A Preferred  Shares, with a par value of ~~P~~50,000 each and 50,582 Class B Preferred Shares, with a par value of ~~P~~1,913 each, of which  1,178,648  Common Shares,  215,483  Class A Preferred Shares and  50,582 Class B Preferred  Shares are issued and outstanding;

B.                                     The Sellers collectively own the Sale Shares as set forth in Schedule 1 hereof, and the Sale Shares represent, in the aggregate and on a fully diluted basis, 65% of the total issued and outstanding capital stock of the Company; and

C.                                     The Purchaser wishes to purchase from the Sellers, and the Sellers have agreed to sell to the Purchaser on Closing the Sale Shares for the Purchase Price and upon the terms and conditions set out in this Agreement.

NOW THEREFORE the Parties hereby agree as follows:

1.                                      Definitions and Interpretation

1.1                                 When used in this Agreement, the following terms shall have the meanings set forth below:

“Agreement” means this Share Purchase Agreement, including all of its schedules and annexes.

“Accounts” means in relation to any financial year of the Company:

(a)                                                the balance sheet of the Company (and the  consolidated balance sheet, if any, of the Company and its Subsidiaries) as at the Accounts Date; and

(b)                                               the profit and loss account of the Company (and the  consolidated profit and loss account, if any, of the Company and its Subsidiaries) in respect of that financial year or relevant financial period, together with any notes, reports or statements included in or annexed to them.

“Accounts Date” means, in relation to any financial year or relevant financial period of any Group Company, the last day of that financial year or relevant financial period.

“Affiliate” means with respect to any person (a) a person directly or indirectly controlling, controlled by or under common control with such person and (b) a person owning or controlling 10% or more of the outstanding capital stock of such   person.  As used in this Agreement, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession,  direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether by ownership of voting securities, by contract or otherwise.

“Asset Option Agreement” means the agreement executed between SMC, La Tondeña Distillers Inc. (now called GSMI) and the Company dated 5 September 2001, whereby SMC and La Tondeña Distillers Inc. were granted the option to re-acquire the Buyback Assets from the Company.

“Base EBITDA Peg” means the EBITDA of ~~P~~4,521,929,458 computed in accordance with Schedule 5A.

“BIR” means the Philippine Bureau of Internal Revenue.

“BIR Ruling” means the ruling issued by the BIR confirming: (a) the cost basis of Sellers in the Sale Shares, and (b) the taxes payable for the transactions contemplated under this Agreement.

“Brand Options Agreement” means the agreement executed between SMC, La Tondeña Distillers Inc. and KO on 5 September 2001, whereby SMC and La Tondeña Distillers Inc. were granted a call option to reacquire: (a) the SMC Brands, (b) the Magnolia Brands; and (c) the Leo Brands.

“BSP” means Bangko Sentral ng Pilipinas.

“BSRD” means the Bangko Sentral ng Pilipinas Registration Document certifying that the foreign investment of a foreign shareholder has been registered by the BSP under Central Bank Circular No. 1389, as amended.

“BSRD Transfer” has the meaning ascribed to it in clause 3.1(a)(i).

“Business Day” means any day (excluding Saturdays) on which banks generally are open in the Philippines for the transaction of normal banking business.

“Buyback Assets” has the meaning ascribed to it in the Asset Option Agreement.

“CBC” means Cosmos Bottling Corporation.

“CADT” means Central Azucarera de Tarlac.

“Class A Preferred Share” means a Class A Preferred Share with a par value of ~~P~~50,000 each in the capital stock of the Company.

“Class B Preferred Share” means a Class B Preferred Share with a par value of ~~P~~1,913 each in the capital stock of the Company.

“Closing” has the meaning ascribed to it in clause 4.1.

“Closing Date” has the meaning ascribed to it in clause 4.1.

“Closing Accounts” means the consolidated balance sheet of the Company and the Subsidiaries as at Closing Date, to be prepared in accordance with clause 5 and Schedule 3.

“Closing Expert” means the accounting firm of Isla Lipana & Co., a member-firm of PriceWaterhouse Coopers International.

“Collected Receivables” has the meaning ascribed to it in clause 5.13.

“Common Share” means a common share with the par value of ~~P~~1,000 each in the capital stock of the Company.

“Convertible Common Share” means a convertible common share with the par value of ~~P~~1,000 each in the capital stock of the Company.

“Company” means Coca-Cola Bottlers Philippines, Inc.

“Company Properties” means the real property listed in Schedule 17, which are owned by the Group Companies.

“Conditions” means the Sellers Conditions and the Purchaser Conditions.

“Connected Loans” means all debts outstanding between members of the Group (other than Connected Trading Indebtedness) and any of the Sellers and/or their Affiliates.

“Connected Trading Indebtedness” means all debts outstanding between members of the Group and any of the Sellers and/or their Subsidiaries in respect of related party trading activities in the ordinary and usual course of business.

“Cooperation Agreement” means the agreement to be executed by the Purchaser and Sellers at Closing setting forth the terms of their relationship in the form provided herein as Annex B.

“Dealers Receivables” means the unpaid and outstanding receivables as of 27 October  2006 and updated as of 31 December 2006 due from the dealers and distributors under distributorship arrangements or agreements or dealers arrangements or agreements with a relevant Group Company, the total outstanding amount and breakdown per Group Company being as provided in Schedule  4  hereof.

“Disclosure Letter” means the disclosure letter of even date provided by the Sellers to the Purchaser in relation to the Sellers Warranties and the disclosure schedules.

“EBITDA” means earnings before interest, tax, depreciation and amortization applied consistently with and calculated in the same way as the Base EBITDA Peg.

“Encumbrance” means any mortgage, pledge, lien, charge, encumbrance, equities, assignment, hypothecation, priority, security interest, option, warrant, title retention, preferential right, trust arrangement, security agreement or arrangement, or other third party claims or rights (including rights of pre-emption) of any nature whatsoever, as provided for, recognized and/or enforceable under the laws of any relevant jurisdiction.

“Environmental Cases” means the cases indicated in Schedule 8.

“Escrow Agent” means Citibank N.A.

“Escrow Agreement” means the escrow agreement to be entered into by the Purchaser, the Sellers and the Escrow Agent at Closing in the form to be agreed upon by the Parties prior to Closing and which will set out the terms and conditions (including those set out in clause 3.5 hereof) upon which the Escrow Agent will, among other things, hold on deposit a portion of the Purchase Price.

“Escrow Amount” means US$100,000,000, being a portion of the Purchase Price to be deposited in escrow on Closing in accordance with  clause 3.5(a) and clause 4.4(a)(ii), and administered and paid to the Sellers or the Purchaser in accordance with clause 3.5 and the Escrow Agreement.

“Escrow Period” means the period beginning on Closing until the date that the entire Escrow Amount has been released pursuant to clause 3.5.

“First Payment” means US$370,000,000 as described in clause 3.1(a).

“First Release Amount” has the meaning ascribed to it in clause 3.5(f)(i).

“First Release Date” has the meaning ascribed to it in clause 3.5(f)(ii).

“Fourth Payment” means the Peso Equivalent of US$100,000,000, as adjusted in accordance with clause 3.7(c).

“Fourth Payment Date” means the day of the 5th anniversary of the Closing Date.

“Fourth Payment Interest” has the meaning ascribed to it in clause 3.7(b).

“GAAP” means generally accepted accounting principles of the Philippines.

“GSMI” means Ginebra San Miguel, Inc., which was formerly La Tondeña Distillers Inc.

“Group” means the Company and each of its subsidiaries.

“Group Company” means the Company or any other member of the Group.

“Intellectual Property Rights” means patents, trade marks, service marks, logos, trade names, internet domain names, rights in designs, labels, slogans,  product formulations and processes, system specific software packages, systems and procedures, copyright and moral rights, database rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

“Internal IT Systems” means the information and communications technologies used by the Group including hardware, proprietary and third party software, networks, peripherals and associated documentation.

“KO” means The Coca-Cola Company.

“Last Accounts” means the draft Accounts of the Company in respect of its financial year ended on the Last Accounts Date and attached as Schedule 5C.

“Last Accounts Date” means 31 December 2005.

“Leased Properties” means the properties leased by the Group Companies as listed in Schedule 18.

“Leo Brands” has the meaning ascribed to it in the Brand Options Agreement.

“LIBOR” means the British Bankers’ Association official BBA LIBOR fixing rate for three months LIBOR as published by the British Bankers’ Association on Bloomberg page BBAM2 with no additional spread.

“Long-Stop Date” means 31 March 2007.

“Magnolia Brands” has the meaning ascribed to it in the Brand Options Agreement.

“NAV Peg” means ~~P~~27,986,119,164 as computed in Schedule 5B.

“Net Asset Value” means the figure in Pesos derived from subtracting the value of total liabilities from the value of total assets, on a consolidated basis, and calculated on the same basis as the NAV Peg.

“Notice of Breach” shall have the same meaning ascribed to it in (a) the Transition Services Agreement with respect to clause 3.6; and (b) the Cooperation Agreement with respect to clause 3.7.

“Party” means either the Sellers or the Purchaser and “Parties” shall refer collectively to the Sellers and the Purchaser.

 “~~P~~” or “Peso” means the lawful currency of the Philippines.

“Permit Indemnity Period” has the meaning ascribed to it in clause 13.3(c).

“Peso Payment Election Date” has the meaning ascribed to it in clause 8.2.

“Peso Equivalent” means the Peso equivalent amount into which the US$ Purchase Price under this Agreement shall be converted using  the 15-day average US Dollar- Peso exchange rate of the Philippine Dealing System as published by the BSP on its official website www.bsp.gov.ph, in its Key Rates page, which 15-day averaging period starts on the 21st  day and ends on the 7th  day, in each case immediately prior to the relevant date when a Peso payment is due.

“PFRS” means Philippine Financial Reporting Standards.

“Preferred Share” means either the Class A Preferred Share or the Class B Preferred Share.

“Price Adjustment” has the meaning ascribed to it in clause 5.10.

“Purchase Price” means US$590,000,000 and as adjusted pursuant to clauses 3 and 5.10.

“Purchaser’s Accountants” means the accounting firm of Sycip Gorres Velayo & Co, a member-firm of Ernst & Young or any other accounting firm appointed by the Purchaser.

“Purchaser Claim” has the meaning ascribed to it in clause 13.1(a).

“Purchaser Conditions” means the conditions to Closing to be fulfilled by the Seller as specified in clause 6.1.

“Purchaser Price Adjustment” has the meaning ascribed to it in clause 5.10(a).

“Purchaser Warranties” means the representations and warranties of the Purchaser set out in clause 12.

“Registered Shares” means 119,477 Class A Preferred Sale Shares that are listed in Schedule  1 and that are covered by a BSRD.

“Related Party Contracts” means all contracts between any Group Company and any of the Sellers and/or their Affiliates.

“Sale Shares” means all of the issued and outstanding shares of the Company legally and beneficially owned by the Sellers comprising in the aggregate, 766,121 Common Shares and 172,942 Class A Preferred Shares and representing in the aggregate 65% of the issued and outstanding capital stock of the Company.

“SEC” means the Securities and Exchange Commission of the Philippines.

“SEC Cases” has the meaning ascribed to in clause 13.3(h).

“Seller Price Adjustment” has the meaning ascribed to it in clause 5.10(b).

“Sellers’ Audit Representatives” means the SMC appointed closing audit team.

“Sellers Claim” has the meaning ascribed to it in clause 13.2(a).

“Sellers Conditions” means the conditions to Closing to be fulfilled by the Purchaser as specified in clause 6.2.

“Sellers Warranties” means the representations and warranties of the Sellers set out in Schedule 6.

“Shareholders Agreement” means the shareholders agreement executed by SMC and KO on 22 March 2001, governing their respective rights and obligations as shareholders of the Company.

“SMC Brands” has the meaning ascribed to it in the Brand Options Agreement.

“SMC Subsidiaries” means the subsidiaries of SMC as listed in Schedule 19 or any other partnership, corporation, joint venture (incorporated or unincorporated) or other juridical entity, the majority of the capital stock of which is, now or at any time in the future, owned or controlled, directly or indirectly, by SMC or over which SMC possesses the power to direct or cause the direction of management and policies of such entity.

“Tarlac Adjustment” has the meaning ascribed to it in clause 5.10.

“Tarlac Sugar Contracts” means:

(a)                                Supply Agreement between the Company and Jose Cojuangco & Sons Inc. (JCSI) dated 16 May 2003 for the supply of 30,000 Metric Tons (600,000 50-kg bags) of refined sugar;

(b)                                 Supply Agreement between the Company and JCSI dated 10 July 2003 for the supply of 3,000 MT (600 MT per month) of Liquid CO2;

(c)                                  Amendment between the Company and JCSI  dated as of 15 February 2006, to the foregoing JCSI Supply Agreement;

(d)                                 Real estate mortgage referred to in the Amendment to the above JCSI Supply Agreements;

(e)                                  Supply Agreement between CBC and CADT dated 2004 for the supply of 16,447.50 metric tons of refined sugar;

(f)                                    Amendment between CBC and CADT dated 15 February 2006; and

(g)                                 Real Estate Mortgage dated 15 February 2006 executed by Tarlac Development Corporation as third party mortgagor, CBC as mortgagee and CADT as debtor.

and any other contracts between any Group Company and JCSI and/or CADT.

“Tax” means all forms of taxation and statutory, governmental, national, or local impositions, duties, and levies in the Philippines (including income tax, withholding tax, interest tax, property tax, value added tax, business tax, customs and other import duties   stamp duty, and all other taxes on gross or net income, royalties, profits or  gains, sales, use, or personal property), any  interest,  penalties or surcharges imposed in relation to such amounts.

“Tax Clearance(s)” means the certificate(s) issued by the Philippine Bureau of Internal Revenue confirming payment of the applicable Transaction Tax due on the sale and purchase of the Sale Shares and authorizing the registration of the Sale Shares in the name of the Purchaser in the stock and transfer books of the Company.

“Tax Indemnity” has the meaning ascribed to it in clause 13.3(e).

“Third Payment” means the Peso Equivalent of US$20,000,000, as adjusted in accordance with clause 3.6(c).

“Third Payment Date” means the date that is 18 months following the Closing Date.

“Third Payment Interest” has the meaning ascribed to it in clause 3.6(b).

“Transaction Documents” means:

(a)                                  this Agreement;

(b)                                 the Cooperation Agreement;

(c)                                  the Transition Services Agreement;

(d)                                 the Escrow Agreement;

and all other agreements and documents contemplated by any of the foregoing, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof or thereof, as applicable

“Transaction Tax” means, with respect to the transfer by the Sellers of the Sale Shares, capital gains tax and documentary stamp tax, payable in respect of such transfer of the Sale Shares.

“Transition Services” means the services indicated or referred to in the Transition Services Agreement.

“Transition Services Agreement” means the agreement to be entered into by the Parties at Closing pursuant to clause 6.1(o) for the provision by SMC of the Transition Services to the Group and in the form to be agreed upon by the Parties prior to Closing.

“Unaudited Balance Sheet” means the unaudited consolidated balance sheet of the Company as of 30 June 2006 and attached herewith as Schedule 5B.

“Unregistered Shares” means 53,465 Class A Preferred Sale Shares and 766,121 Common Shares that are listed in Schedule 1 and that are not covered by a BSRD.

“US$” or “USD” or “US Dollars” means the lawful currency of the United States of America.

“US Dollar First Payment” has the meaning ascribed to it in clause 3.1(a)(i).

“Written Off Receivables” has the meaning ascribed to it in clause 5.13.

1.2                                 In this Agreement, unless the context otherwise requires:

(i)                                     references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(ii)                                  the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(iii)                               a reference to a clause, annex or schedule is a reference to a clause of, and an annex and schedule to, this Agreement and a reference to this Agreement includes any annex and schedule;

(iv)                              references to one gender include all genders;

 (v)                              any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted;

(vi)                              any statement qualified by the expression to the best knowledge of the Sellers or so far as the Sellers are aware or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry; and

(vii)                           any reference to a document in the agreed form is to the form of the relevant document agreed between the parties and for the purpose of identification initialled by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of the Parties).

2.                                      Sale and Purchase of the Sale Shares

2.1                                 Subject to the terms and conditions set forth in this Agreement, the Sellers shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from the Sellers, the Sale Shares, with effect from Closing and which shall be sold to the Purchaser at Closing free from all Encumbrances, together with all rights attaching to them, including the right to receive all distributions and dividends as declared, paid or made in respect of the Sale Shares on or after Closing; provided that, any cash dividends to be declared and paid on any Preferred Share or Common Share from 30 June 2006 up to Closing, shall, not later than the next Business Day after receipt of such dividends, be immediately reinvested by the Sellers and the Purchaser into the Company as additional paid-in capital, without any issuance of shares.

2.2                                 Except for transfers among Sellers as provided in clause 7.2 the Sellers,  shall not, directly or indirectly, sell, transfer, dispose or otherwise create any Encumbrance over the Sale Shares from the date hereof and until the Closing Date or such later date that the legal title to the Sale Shares is transferred to the Purchaser.  For the avoidance of doubt, in the event that a majority of the outstanding capital stock of SM Beverages or SMH ceases to be beneficially owned or controlled by SMC, there shall be deemed to be an indirect transfer of the Sale Shares.

3.                                      Purchase Price and Payment of the Purchase Price

3.1                                 Subject to the Price Adjustments, Purchaser shall, except for the portion of the First Payment stated in clause 3.1(a)(i) which shall be paid in US$, pay the Peso Equivalent of the Purchase Price for the Sale Shares as follows:

(a)                                  the First Payment which shall be paid to the Sellers on Closing consisting of :

(i)                                     US$222,453,457 (“US Dollar First Payment”), provided however that, Purchaser may elect, on Peso Payment Election Date, to pay the Peso Equivalent of the US Dollar First Payment if Purchaser and Seller are unable to mutually agree by such time, despite reasonable efforts, that there is certainty that the BSP will allow the transfer of the BSRD in respect of the Registered Shares to the Purchaser (“BSRD Transfer”); and

(ii)                                  the Peso Equivalent of US$147,546,543.

(b)                                 the Escrow Amount which shall be paid to the Escrow Agent on Closing and be released to the Sellers or Purchaser in accordance with clause 3.5.

(c)                                  the Third Payment which shall be paid to the Sellers on the Third Payment Date in accordance with clause 3.6.

(d)                                 the Fourth Payment which shall be paid to the Sellers on the Fourth Payment Date in accordance with clause 3.7.

3.2                                 DELETED

3.3                                 DELETED

3.4                                 First Payment

On Closing, the Purchaser shall deliver the First Payment in immediately available funds to the Sellers by wire transfer to a bank account in the Philippines designated in writing by the Sellers.

3.5                                       Escrow Amount

(a)                                  On Closing, the Purchaser shall deliver the Escrow Amount in immediately available funds to the Escrow Agent by wire transfer to the account in the Philippines opened and maintained with the Escrow Agent. The Sellers and the Purchaser shall instruct the Escrow Agent to invest the Escrow Amount in an interest bearing account.   The Escrow Amount shall be administered by the Escrow Agent in accordance with the provisions of this clause 3.5 and the terms of the Escrow Agreement.  Purchaser and Sellers agree that Escrow Account will be maintained in US Dollars and payments to Sellers from the Escrow Account will be in the Peso Equivalent of any undisputed amount to be released from the Escrow Account.

(b)                                 Within 2 Business Days from the date on which SMC and Purchaser agree on the draft audited Closing Accounts in accordance with clause 5, the Escrow Agent shall, upon the joint written instructions from SMC and Purchaser, release the Escrow Amount as follows:

(i)                                     in the event it is determined from the draft audited Closing Accounts that no Price Adjustment should be made or that a Seller Price Adjustment should be made in accordance with clause 5.12, then the Escrow Amount, together with any interest accruing thereon, less any Tarlac Adjustment, together with any interest accruing thereon, shall be released to the Seller in the Peso Equivalent of such amount. Any Tarlac Adjustment, together with any interest accruing thereon, shall be released to the Purchaser; or

(ii)                                in the event it is determined from the draft audited Closing Accounts that a Purchaser Price Adjustment should be made, then such portion of the Purchaser Price Adjustment that is not in dispute, together with any interest accruing thereon, and any Tarlac Adjustment, together with any interest accruing thereon, shall be released to the Purchaser from the Escrow Amount.  The balance of the Escrow

Amount, together with any interest accruing thereon shall be released to the Sellers in its Peso Equivalent.

Any amounts in dispute shall remain in escrow with the Escrow Agent who shall hold the same in escrow pending resolution of that dispute in accordance with this Agreement.

(c)                                  Not later than 5 Business Days from resolution of any amount in dispute, the applicable undisputed amount, together with any interest accruing thereon, must be released to:

(i)                                     the Sellers in Peso Equivalent, if the dispute was resolved in favour of the Sellers;

(ii)                                  the Purchaser, if the dispute was resolved in favour of the Purchaser.

(d)                                 The maximum amount that the Purchaser may claim against the Sellers as a Purchaser Price Adjustment and a Tarlac Adjustment shall be the Peso Equivalent of US$100,000,000.

(e)                                  Both Parties agree to discuss in good faith and settle any amount in dispute within the Escrow Period.

(f)                                    The Parties shall issue joint instructions to the Escrow Agent directing the release to the Sellers, or in the case of clause 3.5(f) (i) to Purchaser and Sellers, of  the Escrow Amount in such amounts stated below in the event that the Purchaser’s Accountants do not issue the draft audited Closing Accounts to the Sellers and Purchaser:

(i)                                     within 180 days  from Closing (“First Release Date”), 20% of the Escrow Amount (“First Release Amount”), together with any interest accruing thereon; provided that,  in the event that the Tarlac Sugar Contracts are recorded in the relevant Group Company’s books as of the First Release Date, then the full carrying value of the Tarlac Sugar Contracts,  together with any interest accruing thereon, shall be deducted from First Release Amount and released to the Purchaser on the First Release Date;

(ii)                                  and thereafter until 30 days following the First Release Date, 10% of the Escrow Amount, together with any interest accruing thereon;

(iii)                               and thereafter until 60 days following the First Release Date, 10% of the Escrow Amount, together with any interest accruing thereon;

(iv)                              and thereafter until 90 days following the First Release Date, 10% of the Escrow Amount, together with any interest accruing thereon;

(v)                                 and thereafter until 120 days following the First Release Date, 25% of the Escrow Amount, together with any interest accruing thereon;

(vi)                              and thereafter until 150 days following the First Release Date, 25% of the Escrow Amount, together with any interest accruing thereon.

If at any time during the period contemplated by this clause 3.5(f), the Purchaser’s Accountants issue the draft audited Closing Accounts to the Purchaser and the Sellers, the procedure described for the release of funds from the Escrow Account under this clause 3.5(f) shall terminate and the procedure described in clause 3.5(b) shall be followed with respect to the release of the remaining amounts in the Escrow Account.

(g)                                 In the event that the carrying value of the Tarlac Sugar Contracts is reduced to zero in the books of the relevant Group Company prior to 180 days after Closing, the Parties shall issue joint instructions to the Escrow Agent directing the release of the Tarlac Adjustment, together with any interest accruing thereon to the Sellers.

3.6                                 Third Payment

(a)                                  On Third Payment Date and subject to the receipt by the Purchaser of the Tax Clearance, the Purchaser shall deliver to the Sellers the Peso Equivalent of the Third Payment, less any applicable deductions that may be made pursuant to clause 3.6(e), and the remaining Third Payment Interest in immediately available funds by wire transfer to a bank account in the Philippines to be designated in writing by the Sellers at least 5 Business Days prior to the Third Payment Date.   For the avoidance of doubt, the Third Payment shall be released to the Sellers only upon receipt by the Purchaser of the Tax Clearance.

(b)                                 Interest  (“Third Payment Interest”) shall be paid quarterly on the Third Payment. The Third Payment Interest shall be determined as follows:

(i)                                     the outstanding balance on the Third Payment shall bear interest at the LIBOR rate which shall be determined on the second Business Day that is not a bank holiday in the United States of America or the United Kingdom prior to each quarter end and shall be reset on a quarterly basis to reflect the then current LIBOR rate in effect; and

(ii)                                  the Third Payment Interest shall be calculated on a 360-day basis for actual days elapsed.

The Third Payment Interest shall, subject to clause 3.6(e)(ii), be paid to the Sellers quarterly on the first Business Day following the end of the calendar quarter,  except for the portion of the Third Payment Interest pertaining to the last period preceding the Third Payment Date, which will be released together with the Third Payment.  No Third Payment Interest shall accrue on nor be payable with respect to any portion of the Third Payment that is not released by the Purchaser to the Sellers by reason of the Purchaser not receiving the Tax Clearance by the Third Payment Date.

(c)                                  The Third Payment shall be reduced by: (i) any amounts owing to the Purchaser under the terms of the Transition Services Agreement and (ii) any costs, fees and expenses arising out of or in connection with Purchaser agreeing to obtain the Tax Clearance as a result of Sellers’ failure to obtain the Tax Clearance in accordance with clause 9.3(b), provided that, nothing herein shall be construed as a limitation of the right of  the Purchaser to  claim against the Sellers  under clause 13.7(b).  For the avoidance of doubt, in the event that the remaining Third Payment is less than the amounts referred to in clause 3.6(c), then the Sellers shall pay the Purchaser any amount owing to the Purchaser that cannot be deducted from the remaining Third Payment in immediately available funds by wire transfer to a bank account designated in writing by the Purchaser.

(d)                                 DELETED

(e)                                  In the event that a Notice of Breach under the Transition Services Agreement has been given to the Sellers for a claim that remains disputed, unremedied or unresolved by the Third Payment Date, the amount of such claim, together with any interest accruing thereon, shall be withheld by the Purchaser from the Third Payment. The disputed amount shall remain with the Purchaser and continue to earn interest in accordance with clause 3.6(b) until the remedy of the breach or resolution or settlement of the dispute in accordance with the Transition Services Agreement and shall:

(i)                                     upon resolution or settlement of the dispute in favour of the Sellers or satisfactory remedy of the breach by Sellers, in each case, pursuant to the provisions of the Transition Services Agreement, be paid to the Sellers, together with any interest accruing thereon, not later than 5 Business Days from the resolution or settlement of such a dispute in favour of the Sellers or remedy of the breach by the Sellers; or

(ii)                                  upon resolution or settlement of the dispute in favour of the Purchaser or the failure of the Sellers to satisfactorily remedy the breach, remain with the Purchaser. Any quarterly Third Payment Interest that had been paid to the Sellers pursuant to clause 3.6(b) but that would otherwise have accrued on any amount due to the Purchaser had the same not been paid to the Sellers shall, not later than 5 Business Days following the resolution of such a dispute in favour of the Purchaser, be deducted by the Purchaser from the Third Payment. The interest accrued to the Purchaser should be calculated using actual rates at which interest was paid to the Sellers, compounded on a quarterly basis.  However, in the event that the remaining Third Payment is less than the interest due to the Purchaser, then the Sellers shall pay the Purchaser any amount owing to the Purchaser that cannot be reduced from the remaining Third Payment in immediately available funds by wire transfer to a bank account designated in writing by the Purchaser.

The failure of the Purchaser to give a Notice of Breach within the period provided in the Transition Services Agreement shall be deemed a waiver of Purchaser’s right to claim. For the avoidance of doubt, the Purchaser shall not be prohibited from making a claim under the Transition Services Agreement after the Third Payment Date provided that a Notice of Breach has been given to the Seller within 30 days after the Third Payment Date.

(f)                                    The maximum amount that the Purchaser may claim against the Sellers pursuant to the Transition Services Agreement is US$20,000,000.

(g)                                 For the avoidance of doubt, neither the deduction of any amount (or part thereof) from the Third Payment in respect of a claim under the Transition Services Agreement nor the payment of the Third Payment on the Third Payment Date without any such deduction by the Third Payment Date shall in any way be construed as a waiver or limitation on the right of the Purchaser to claim or collect the whole or part of any other amount due to it unless the Purchaser is deemed to have waived such claim under the last paragraph of clause 3.6(e) and provided that the total deductions from the Third Payment and any amounts claimed by the Purchaser against the Seller pursuant to the Transition Services Agreement shall not exceed US$20,000,000.

3.7                                 Fourth Payment

(a)                                  On Fourth Payment Date, the Purchaser shall deliver to the Seller the Peso Equivalent of the Fourth Payment, less any applicable deductions under clause 3.7(e) and the remaining Fourth Payment Interest in immediately available funds by wire transfer to a bank account in the Philippines to be designated in writing by the Sellers at least 5 Business Days prior to the Fourth Payment Date.

(b)                                 Interest (“Fourth Payment Interest”) shall be paid quarterly on the Fourth Payment. The Fourth Payment Interest shall be determined as follows:

(i)                                     the outstanding balance on the Fourth Payment shall bear interest at the LIBOR rate which shall be determined on the second Business Day that is not a bank holiday in the United States of America or the United Kingdom prior to each quarter end and shall be reset on a quarterly basis to reflect the then current LIBOR rate in effect; and

(ii)                                  the Fourth Payment Interest shall be calculated on a 360-day basis for actual days elapsed.

The Fourth Payment Interest shall, subject to clause 3.7(e)(ii),  be paid quarterly on the first Business Day following the end of the calendar quarter,  except for the portion of the Fourth Payment Interest pertaining to the last period preceding the Fourth Payment Date, which will be released together with the Fourth Payment.

(c)                                  The Fourth Payment shall be reduced by any amounts owing to the Purchaser under the terms of the Cooperation Agreement.

(d)                                 DELETED.

(e)                                  In the event that a Notice of Breach under the Cooperation Agreement has been given to the Sellers for a claim that remains disputed, unremedied or unresolved by the Fourth Payment Date, the amount of such claim, together with any interest accruing thereon, shall be withheld by the Purchaser from the Fourth Payment. The disputed amount shall remain with the Purchaser and continue to earn interest in accordance with clause 3.7(b) until the remedy of the breach or resolution or settlement of the dispute in accordance with the Cooperation Agreement and shall:

(i)                                     in favour of  the Sellers, be paid, together with any interest accruing thereon, to the Sellers not later than 5 Business Days from the resolution of such a dispute in favour of the Sellers; or

(ii)                                  in favour of the Purchaser, remain with the Purchaser. Any quarterly Fourth Payment Interest that that had been paid to the Sellers pursuant to the 3.7(b) but that would otherwise have accrued on any amount due to the Purchaser had the same not been paid to the Sellers shall, not later than 5 Business Days following the resolution of such a dispute in favour of the Purchaser, be deducted by the Purchaser from the Fourth Payment. The interest accrued to the Purchaser should be calculated using actual rates at which interest was paid to the Sellers, compounded on a quarterly basis.  However, in the event that the remaining Fourth Payment is less than the interest due to the Purchaser, then the Sellers shall pay the Purchaser any amount owing to the Purchaser that cannot be reduced from the remaining Fourth Payment in immediately available funds by wire transfer to a bank account designated in writing by the Purchaser.

The failure of the Purchaser to give a Notice of Breach within the period provided in the Cooperation Agreement shall be deemed a waiver of Purchaser’s right to claim. For the avoidance of doubt, the Purchaser shall not be prohibited from making a claim under the Cooperation Agreement after the Fourth Payment Date provided that a Notice of Breach has been given to the Seller within 30 days after the Fourth Payment Date.

(f)                                    The maximum amount that the Purchaser may claim against the Sellers pursuant to the Cooperation Agreement is US$100,000,000.

(g)                                 For the avoidance of doubt, neither the deduction of any amount (or part thereof) corresponding to a claim under the Cooperation Agreement from the Fourth Payment nor the payment of the Fourth Payment on the Fourth Payment Date without any such deduction by the Fourth Payment Date shall in any way be construed as a waiver or limitation on the right of the Purchaser to claim or collect the whole or part of any other amount due to it, unless the Purchaser is deemed to have waived such claim under last paragraph of clause 3.7(e) and provided that the total deductions from the Fourth Payment and any amounts claimed by the Purchaser against the Seller under the Cooperation Agreement shall not exceed US$100,000,000.

3.8                                 The payments made in accordance with this clause 3 and clause 4.4 to the Sellers shall constitute full and complete payment by the Purchaser and a good receipt by the Sellers of all sums due from the Purchaser in respect of the Purchase Price and a complete discharge of the Purchaser’s payment obligation in respect thereof, and the Purchaser shall not be obligated to see that the funds are applied in payment to the other Sellers.

3.9                                 Any Transaction Tax due on the sale of the Sale Shares, except for the documentary stamp tax, shall be for the account of and shall be assumed solely by the Sellers. Any documentary stamp tax due on the sale of the Sale Shares shall be for the account of and shall be assumed solely by the Purchaser.

4.                                      Closing

4.1                                 The closing of the sale and purchase of the Sale Shares (“Closing”) shall take place at the offices of  San Miguel Corporation located at 40 San Miguel Avenue, Mandaluyong City, Philippines, at 10:00 a.m. on the date which is 3 Business Days after satisfaction, or waiver in accordance with the terms of clause 6, of all of the conditions specified in clause 6 or such other date as the Parties may mutually agree in writing (the “Closing Date”); provided, however, that in no event shall the Closing Date occur later than the Long-Stop Date without the mutual written agreement of all Parties.

4.2                                 On the Business Day immediately preceding the Closing Date, the Parties shall conduct a pre-closing at the same location as the Closing, commencing at 10:00 a.m., at which:

(a)                                  except for the documents required of the Purchaser under clause 4.4 hereof each Party shall present for review by the other Party copies in execution form of all documents required to be delivered by such Party at the Closing in accordance with clause 4.3;

(b)                                 the Sellers shall deliver to the Purchaser the resolutions of the Board of Directors of the Sellers or equivalent authority approving the execution and performance by the Sellers of their obligations under this Agreement and the Transaction Documents;

(c)                                  the Purchaser shall deliver to the Sellers the resolutions of the Board of Directors of the Purchaser or equivalent authority approving the execution and performance by the Purchaser of its obligations under this Agreement and the Transaction Documents;

(d)                                 the Sellers and the Purchaser shall sign the Escrow Agreement.

At least 3 Business Days prior to Closing, the Sellers shall inform the Purchaser in writing of the details of the bank accounts into which the amount of First Payment payable under clause 3.1(a) and clause 3.4  will be delivered by wire transfer; and

4.3                                 On Closing, the Sellers shall deliver to the Purchaser:

(a)                                  the original stock certificates representing the Sale Shares, in the name of the Sellers and its nominee directors listed in Schedule 1 hereof, each such certificate being duly endorsed in blank and a Deed of Sale of Shares of Stock duly executed by the relevant Seller in favour of the Purchaser;

(b)                                 the stock and transfer  books (duly written up to date), stock certificate books, corporate seals and original or amended certificates of incorporation, Articles of Incorporation and By-Laws of each Group Company;

(c)                                  letters of resignation  effective as of Closing Date in the form attached herewith as Annex F duly executed by each of the directors and officers listed in Schedule 9;

(d)                                 the Brand Options Cancellation Agreement, effective as of Closing Date and duly executed by SMC and GSMI, canceling the option of SMC and GSMI to repurchase certain SMC Brands and the Leo Brands and the Asset Option Termination Agreement, effective as of Closing Date and duly executed by SMC, terminating the Asset Option Agreement granting SMC the option to repurchase the Buyback Assets, which shall be in the form attached herewith as Annex I-1 and Annex I-2;

(e)                                  the agreements or written confirmations canceling, effective as of Closing Date, the packaging, toll packing and other supply contracts referred to in clause 6.1(f), duly executed by SMC or its relevant Affiliate and the relevant Group Company;

(f)                                    the new contracts covering the new packaging, toll packing and other supply agreements referred to in clause 6.1(f) to be entered into by the relevant Group Company, duly executed by SMC or relevant Affiliate;

(g)                                 DELETED

(h)                                 the agreements or written confirmations cancelling the Related Party Contracts referred to in clause 6.1(h), effective as of Closing Date, duly executed by SMC or the relevant  Affiliate and the relevant Group Company;

(i)                                     the written consents or notifications referred to in clause 6.1(k);

(k)                                  the Undertaking referred to in clause 6.1(i), confirming that the Purchaser is entitled to terminate, without any penalty, loss or cost accruing to it, any Related Party Contracts  other than those listed in Part A, Schedule 12, at any time upon 90 days prior notice unless otherwise agreed upon by the Purchaser and the Sellers in the Transition Services Agreement or other contracts agreed upon by the parties to such contracts, effective as of Closing Date, duly executed by SMC for itself and on behalf of its Affiliates;

(l)                                     the Transaction Documents duly executed by the respective Parties;

(m)                               the agreement terminating the Shareholders Agreement referred to in clause 6.3(b) and in the form attached herewith as Annex G duly executed by SMC;

(n)                                 if Purchaser has paid the First Payment in US Dollars, the BSRD covering the registration of the foreign investment of SMH in the Registered Shares, the certificates of inward remittance and conversion, deeds of assignment between SMH and SMC covering the transfer from SMH to SMC of the Registered Shares and such other documents as the Purchaser deems reasonably necessary to effect the BSRD Transfer.

4.4                                 On Closing, the Purchaser shall:

(a)                                  in satisfaction of its obligations under clauses 3.1(a), 3.1(b) and 3.5,

(i)                                     deliver to the Seller by wire transfer to two bank accounts in the Philippines designated in writing by the Sellers 3 Business Days prior to Closing immediately available funds in an amount equal to the First Payment.

(ii)                                  deliver to the Escrow Agent the Escrow Amount.

(b)                                 deliver (or cause to be delivered) to the Sellers, a manager’s check issued to the relevant BIR-accredited banks specified by the Sellers in the amount representing the documentary stamp taxes due on the transfer of the Sale Shares.

(c)                                  deliver the agreement terminating the Shareholders Agreement referred to in clause 6.3(b) and in the form attached herewith as Annex G duly executed by KO.

5.                                      Closing Accounts and Price Adjustment

5.1                                 The Purchaser shall procure that, promptly after Closing, Closing Accounts are prepared by the Company in accordance with the provisions of this clause 5 and delivered to the Sellers within 60 days.  Such Closing Accounts shall be prepared in accordance with GAAP and on the basis of the accounting policies and procedures consistently applied by the Company provided they are in compliance with GAAP and Schedule 3, as applicable.

5.2                                 The Purchaser shall, not later than 5 Business Days from the Closing Date appoint the Purchaser’s Accountants and Sellers shall, not later than 5 Business Days from the Closing Date, appoint the Sellers’ Audit Representatives. Purchaser’s Accountants shall perform the closing audit in accordance with Schedule 3 and in the absence of specific procedures, use PFRS.  The Purchaser and Sellers acknowledge that Sycip Gorres Velayo & Co is a member of Ernst & Young Global, a worldwide network of professional firms which includes Ernst & Young LLP, a United States firm of certified public accountants.  All parties agree that resources from the global network of Ernst & Young will be involved in performing quality reviews of the working papers and providing industry expertise applicable to local conditions and business practices to Sycip Gorres Velayo & Co in the completion of the audit of the Closing Accounts.

5.3                                 The Purchaser shall use all reasonable endeavours to ensure that the Sellers’ Audit Representatives shall, but not limited to:

(a)                                  have such access to all relevant working and other papers of the Purchaser’s Accountants as is reasonably necessary after substantial completion of procedures for the purposes of this Agreement;

(b)                                 observe procedures as may be agreed between Purchaser’s Accountants and Sellers’ Audit Representatives;

(c)                                  attend and participate in all regular updates on the audit letters, issues and findings with the Purchaser’s Accountants;

(d)                                 be provided with plans and schedule of activities of Purchaser’s Accountants for audit one week in advance that would reasonably enable SMC to determine the representatives it shall send to attend the meetings and procedures and to promptly inform Sellers’ Audit Representatives of any changes thereto.

SMC agrees to provide the Purchaser with a letter holding Purchaser and/or the Purchaser’s Accountants free and harmless from any liability arising from or in connection with the access to be granted to SMC to the working papers of Purchaser’s Accountants or such other similar letter that the Purchaser or Purchaser’s Accountants may deem reasonably necessary for Purchaser’s Accountants to provide access to its working papers.

5.4.                              The Purchaser shall submit to the Sellers the draft audited Closing Accounts within 120 to180 days from Closing.

5.5.                              SMC, on behalf of the Sellers, shall notify the Purchaser within 15 days from receipt of such draft audited Closing Accounts whether or not it accepts them for the purposes of this Agreement.

5.6                                 If SMC notifies the Purchaser that it does not accept in whole or in part such draft audited Closing Accounts:

(a)                                  it shall set out in detail reasons for such non-acceptance and specify the adjustments (and provide appropriate supporting evidence for each such adjustment) which, in its opinion, should be made to the draft audited Closing Accounts in order to comply with the requirements of this Agreement; and

(b)                                 the Parties shall use all reasonable efforts to meet and discuss the objections of SMC and to reach agreement upon the adjustments (if any) required to be made to the draft audited Closing Accounts.

5.7                                 If SMC is satisfied with the draft audited Closing Accounts (either as originally submitted or after adjustments agreed between the Sellers and the Purchaser) or if SMC fails to notify the Purchaser of its non-acceptance of the draft audited Closing Accounts within the 15-day period referred to in clause 5.5 then the draft audited Closing Accounts (incorporating any agreed adjustments) shall constitute the audited Closing Accounts for the purposes of this Agreement.

5.8                                 If SMC and the Purchaser do not reach agreement within 15 days of SMC’s notice of non-acceptance under clause 5.6, then the Parties shall engage the Closing Expert within 15 days from receipt of SMC’s notice of non-acceptance and refer the matters in dispute for determination by the Closing Expert.  The Purchaser and Sellers acknowledge that Closing Expert is a member of PriceWaterhouse Coopers International, a worldwide network of professional firms.  All Parties agree that resources from the global network of PriceWaterhouse Coopers will be involved in performing quality reviews of the working papers and providing industry expertise applicable to local conditions and business practices to Closing Expert in the performance of the latter’s functions as Closing Expert.

The following terms of reference shall apply:

(a)                                  the Purchaser and the Seller shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to the Closing Expert for determination no later than 10 Business Days from the engagement of the Closing Expert. Failure by any Party to submit the written statement within the said period shall be deemed acceptance of the other Party’s written statement;

(b)                                 in giving such determination, the Closing Expert shall state what adjustments (if any) are necessary to the draft Closing Accounts in respect of the matters in dispute in order to comply with the requirements of this Agreement;

(c)                                  the Closing Expert shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the Parties;

(d)                                 the expenses of any such determination by the Closing Expert shall be borne equally by the Sellers and by the Purchaser; and

(e)                                  the Closing Expert shall make a determination in the dispute referred to it within 30 days from the time the written statements referred to in clause 5.8(a) are submitted to the Closing Expert.

5.9                                 If SMC and the Purchaser reach (or pursuant to clause 5.7 are deemed to reach) agreement, in whole or in part, on the audited Closing Accounts or the audited Closing Accounts are finally determined at any stage in the procedures set out in this clause 5, the audited Closing Accounts as so agreed or determined shall be the audited Closing Accounts for the purposes of this Agreement and shall be final and binding on the Parties.

5.10                           In the event that the audited Closing Accounts determine that the Group as at Closing has a Net Asset Value that is:

(a)                                  less than the NAV Peg, the Purchase Price shall be reduced by 65% of the difference between the NAV Peg and the Net Asset Value of the Group (“Purchaser Price Adjustment”); or

(b)                                 more than the NAV Peg, the  Purchase Price shall be increased by 65% of the difference between the Net Asset Value of the Group and the NAV Peg (“Seller Price Adjustment”).

(each of the amounts stated in clause 5.10(a) and clause 5.10(b), a “Price Adjustment”)

provided that, in each of the above cases, if the Tarlac Sugar Contracts are recorded in the relevant Group Company’s books as of the first release date of the Escrow Amount, then the Purchaser shall also be entitled to claim and deduct the full carrying value of the Tarlac Sugar Contracts (“Tarlac Adjustment”) from the Escrow Amount.

5.11                           Any Purchaser Price Adjustment made pursuant to clause 5.10(a) and any Tarlac Adjustment shall be deducted exclusively from the Escrow Amount, and shall in no case exceed US$100,000,000.  For the avoidance of doubt, the maximum amount that the Purchaser shall be entitled to claim under this Agreement in respect of the Purchaser Price Adjustment and the Tarlac Adjustment shall be the Escrow Amount.

5.12                           Any Seller Price Adjustment made pursuant to clause 5.10(b) and that is not in dispute shall be paid by the Purchaser to the Sellers  in immediately available funds by wire transfer to a bank account in the Philippines designated in writing by the Sellers  within 5 Business Days of such determination that a Seller Price Adjustment must be made.

5.13                           In the event that a Purchaser Price Adjustment is due to receivables provided for in the allowance for bad debts and written off in the audited Closing Accounts (such receivables referred to as “Written off Receivables”) and such Written Off Receivables are actually collected by the Group within 2 years after Closing (such receivables referred to as “Collected Receivables”), then to the extent the adjustment was due to Written Off Receivables, 65% of such Collected Receivables shall be returned and paid over to Sellers in immediately available funds within 15 Business Days from the end of the calendar year in which the Collected Receivables are collected or received by any Group Company.  The Purchaser shall submit a certification on the status of Written Off Receivables, including the action taken to collect such Written Off Receivables, within 15 days from first and second anniversary dates of the Closing.

5.14                           The Purchaser shall ensure that the Group Companies shall exert all reasonable endeavors to collect on the Written Off Receivables including the exercise of reasonable enforcement efforts available under the law; provided that, 65% of any actual, reasonable and documented costs of collection shall be deducted from the net proceeds of any Collected Receivables that are paid to Sellers in accordance with clause 5.13.

6.                                       Conditions to Closing

6.1                                 The Purchaser’s obligation to purchase the Sale Shares pursuant to clause 2.1 shall be subject to the fulfillment on or before Closing of each of the following conditions:

(a)                                  The representations and warranties of the Sellers set forth in this Agreement shall be true, accurate and correct and not misleading as of Closing as if such representations and warranties were made at and as of such time, and the covenants set forth in clause 8 shall have been complied with as of Closing.

(b)                                 (i)                                     No order of any court, administrative agency, or tribunal of competent jurisdiction shall have been issued and be in effect, the effect of which would be to make the transactions contemplated by this Agreement illegal; and

(ii)                                  There shall not be outstanding and in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court, administrative agency or tribunal of competent jurisdiction directing that the transactions contemplated herein not be consummated as so provided or imposing any conditions on the consummation of such transactions.

(c)                                  The Sellers shall not be in breach of any of their covenants or obligations set forth in this Agreement.

(d)                                 The directors and officers listed in Schedule 9 shall have resigned.

(e)                                  The Sellers and GSMI shall have waived or cancelled their options to repurchase the Buyback Assets, Leo Brands, SMC Brands except for the Magnolia Brands under the Options Agreements.

(f)                                    The packaging, toll packing and other supply contracts listed in Part A, Schedule 10 hereof shall have been cancelled, renegotiated and new contracts listed in Part B, Schedule 10 entered into upon such fair and equitable terms and conditions agreed upon by the Purchaser and shall have been executed between the relevant Group Company and SMC or SMC Subsidiary  on or prior to Closing and shall be valid and effective on (but not earlier than) Closing.

(g)                                 DELETED

(h)                                 All Related Party Contracts listed in Part A, Schedule 12 shall have been cancelled and the Purchaser shall have received the agreement or notice duly executed by the Sellers or the relevant Sellers Affiliates, effective as at Closing, terminating or canceling such Related Party Contracts.

(i)                                     The Sellers shall have signed an Undertaking for itself and on behalf of all its Affiliates, except those listed in Schedule 12-A, in the form attached as Annex J,  that confirms that the Purchaser is entitled to terminate, without penalty, costs or losses accruing to it, at anytime upon 90 days prior notice, all Related Party Contracts listed in Part B, Schedule 12.

(j)                                     The final audited Accounts as of 31 December 2005 shall have been issued and approved by the Company’s Board of Directors and the Company’s EBITDA for the financial year ended 31 December 2005 is not lower than ~~P~~3,771,929,458.

(k)                                  All required third party consents and notifications under any Group Company’s existing contracts listed in Schedule 13 shall have been obtained.

(l)                                     The Purchaser shall have received all documents required to be delivered by the Sellers to the Purchaser under clause 4.3.

(m)                               The Purchaser shall have received, either directly or through its representatives, the stock and transfer book (duly written up to date), stock certificate book, of each Group Company and their respective original/amended certificates of incorporation, corporate seals and Articles of Incorporation and By-Laws of each Group Company.

(o)                                 The Sellers shall have signed each of the Transaction Documents.

(p)                                 In the event that the audited Accounts as of 31 December 2005 have not been issued and the Purchaser has within 2 weeks from receipt of the BIR Ruling, waived its right to terminate this Agreement in accordance with clause 14.1(e).

(q)                                 To the extent that an insurable claim under an insurance policy where any Group Company, as a subsidiary of SMC, is a beneficiary under such insurance policy has arisen prior to Closing, then the Sellers shall have filed all claims  and shall assign 35% of the benefits of such insurance claims to the relevant Group Company.

6.2                                 The Sellers’ obligation to sell the Sale Shares to the Purchaser pursuant to clause 2.1 hereof shall be subject to the fulfillment of each of the following conditions:

(a)                                  The representations and warranties of the Purchaser set forth in this Agreement shall be true, accurate, correct and not misleading as of the date of Closing as if such representations and warranties were made at and as of such time;

(b)                             (i)                                   No order of any court, administrative agency, or tribunal of competent jurisdiction shall have been issued and be in effect, the effect of which would be to make the transactions contemplated by this Agreement illegal; and

(ii)                                There shall not be outstanding and in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court, administrative agency or tribunal of competent jurisdiction directing that the transactions contemplated herein not be consummated as so provided or imposing any conditions on the consummation of such transactions.

(c)                                  The Purchaser shall not be in breach of any of its covenants or obligations set forth in this Agreement.

(d)                                 The Purchaser shall have signed each of the Transaction Documents.

(e)                                  The Trademark License Agreement executed between SMC and KO on 5 July 2001 relating to the right of KO to use the Magnolia Brands shall have been terminated at no cost to SMC and SMC will continue to own the Magnolia Brands.

(f)                                    In the event that the audited Accounts as of 31 December 2005 have been issued and approved by the Board of Directors of the Company and the Company’s EBITDA for the financial year ended 31 December 2005 is not above ~~P~~5,271,929,458 or the Seller has waived its right to terminate or renegotiate this Agreement pursuant to clause 14.1(d)(ii).

(g)                                 The Parties shall have agreed on a satisfactory resolution of issues regarding the sealing of the bore holes made in connection with the Phase II Environmental Audit conducted by Environmental Resources Management, Japan at the Company facilities located in Antipolo, Carlatan, Meycauayan, Naga, Navotas and San Fernando.

6.3                                 The Purchaser’s obligation to purchase, and the Sellers’ obligation to sell, the Sale Shares pursuant to clause 2.1 shall be subject to the following conditions

(a)                                   The Sellers shall have obtained the BIR Ruling.

(b)                                 The agreement terminating the Shareholders Agreement in the form attached herewith as Annex G shall have been duly executed by SMC and KO.

6.4                                 Either of the Parties shall be entitled in its absolute discretion, by written notice given to the other Party, to waive any or all of the Conditions either in whole or in part.

6.5                                If any of the Conditions has not been fulfilled (or waived) on or before the Long-Stop Date specified in clause 4.1, (a) this Agreement shall automatically terminate on the day after the Long Stop Date and no Party shall have any claim of any nature whatsoever against any other Party under this Agreement (save in respect of any rights and liabilities of the parties which have accrued before termination or in relation to the clauses of this Agreement which have not been terminated) and  (b) the Parties shall consider and discuss in good faith the conversion by both Parties of their respective Preferred Shares into Common Shares.

7.                                      signing and pre-closing activitIes

7.1                                 On or prior to the date hereof, the Purchaser shall grant SMC an extension of the  12 month period under clause 14 of the Shareholders Agreement from 31 December 2006 such extension to terminate on the earlier of: (a) the Closing Date; (b) the Long-Stop Date or (c) date on which this Agreement is terminated in accordance with its terms and in relation to SMC’s investment in Del Monte Pacific Limited and its juice business.  Such grant of extension shall be in the form attached herewith as Annex D.

7.2.                              Immediately upon receipt of the BIR Ruling,

(a)                                   SM Beverages and SMH shall transfer to SMC their respective Sale Shares.

(b)                                 The Purchaser and the Sellers shall cause the declaration of the dividends referred to in clause 2.1 and the reinvestment of such dividends received as additional paid-in capital of the Company.

8.                                     PRE-CLOSING COVENANTS

8.1                                 For the period from the date hereof until Closing, Sellers, jointly and severally, covenant and agree as follows:

(a)                                  the Purchaser’s representatives, employees, counsel and accountants shall, with the consent of Sellers (which consent shall not be unreasonably withheld), provided and in the event that Purchaser has waived its right to terminate the Agreement pursuant to clause 14.1(d)(i) or clause 14.1(e), such Sellers’ consent shall not be required, be allowed, upon reasonable notice and during normal business hours: (i) access to the books and records of each Group Company (including, without limitation, all statutory books, minute books, leases, contracts, supplier lists and customer lists) together with the right to make copies (ii) access to, with the right to inspect the offices, plants and other facilities or premises of each Group Company, and (iii) to discuss any affairs of any Group Company with the officers and employees of any of the Group Companies;

(b)                                 except as may be permitted by the terms of this Agreement, Sellers shall procure that each Group Company shall carry on its business in the ordinary and usual course as has been carried on in the 18 months preceding Closing and shall not, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld:

(i)                                     make (or agree to make) any payment other than routine payments in the ordinary and usual course of trading or make (or agree to make) payments for liabilities that are not due;

(ii)                                  make any material change in the conduct of the business of any Group Company;

(iii)                               sell, lease, license or otherwise dispose of, or agree to sell, lease, license or otherwise dispose of, any interest in any of the assets that are material, individually or in the aggregate to the business of any Group Company, except for sales inventory in the ordinary course of business;

(iv)                              permit, allow or subject any of the assets that are material, individually or in the aggregate to the business of any Group Company or any part thereof, to any mortgage, pledged, security interest, encumbrance or lien or suffer such to be imposed;

(v)                                 enter into any contract or commitment (or make a bid or offer which may lead to a contract or commitment) having a value or involving expenditure in excess of ~~P~~10,000,000 or which has a term of over one year or which is of an unusual nature or which could involve an obligation of a material nature;

(vi)                              assume, incur or guarantee any obligation for borrowed money on behalf of any Group Company (other than intercompany indebtedness) having an outstanding principal amount in excess of ~~P~~1,000,000 in the aggregate, other than extensions or renewals of existing credit lines;

(vii)                           order or enter into any contract or commitment (or make a bid or offer which may lead to a contract or commitment) involving the purchase of materials or inventory, including glass bottles, which are in excess of the requirements of the respective Group Companies for 3 months from Closing;

(viii)                        redeem or otherwise acquire any shares of any Group Company’s capital stock or issue any share of stock or any option, warrant or right relating thereto or any securities (including debt securities) convertible into or exchangeable for any shares of any Group Company’s shares of stock;

(ix)                                declare or pay any dividend, whether in the form of cash, stock, or property or make any distribution in relation to the shares of the Company, except for the dividends referred to in clause 2.1; and

(x)                                   increase the inventory level at any Group Company, its dealers, directly served wholesalers and customers, and the customers of the SMC Customer Key Accounts Group (CKAG) beyond 30 days or perform acts that will result in such an increase.

(c)                                  each Group Company shall take all reasonable steps to preserve and protect its assets, preserve the goodwill of customers and suppliers of the Group Companies and to retain key employees of each Group Company;

(d)                                 no  change shall be made to the terms of employment, including compensation increases and pension fund commitments, by any Group Company (other than those required by law) which could increase the total staff costs of the Group by more than 10%  per annum;

(e)                                  none of the Group Companies shall engage or appoint, without the prior written consent of the Purchaser, any new employee or officer whose gross remuneration (including, without limitation, any bonuses, profits sharing, contributions and entitlements under any relevant pension scheme), which appointment of new employees or officers in the aggregate exceeds or may exceed ~~P~~5,000,000 for the Group as a whole, or individually exceeds or may exceed ~~P~~2,500,000, in any financial year;

(f)                                    no member of the Group and the Sellers and/or its Affiliates  shall do, allow or procure any act or omission which would constitute or give rise to a breach of any Sellers Warranty if the Sellers Warranties were to be repeated on or at any time before Closing by reference to the facts and circumstances then existing;

(g)                                 the amount of any Connected Loans owed by each Group Company as at the date of this Agreement shall not be increased and no new Connected Loans shall be entered into by any Group Company;

(h)                                 prompt disclosure is made to the Purchaser of all relevant information which comes to the notice of the Sellers in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any Sellers Warranty if the Sellers Warranties were to be repeated on or at any time before Closing by reference to the facts and circumstances then existing;

(i)                                     no action is taken by any member of the Group or the Sellers or their Affiliates which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated by this Agreement;

(j)                                     all transactions between each Group Company on the one hand and the Sellers and/or their Affiliates on the other hand, shall be on arm’s length terms;

(k)                                  the Group Companies shall ensure that working capital shall be maintained at least at ~~P~~8,000,000,000; and

(l)                                     the Sellers and/or the Group Companies shall provide assistance on and/or perform the pre-closing transition activities listed in the attached Schedule  7.

8.2                                 From the date hereof until the 30th day thereafter, which, in any case, shall not be later than the 14th day before Closing, (“Peso Payment Election Date”), Sellers and Purchaser shall use all reasonable endeavours to obtain the confirmation from the BSP on the BSRD Transfer.  In the event that, by Peso Payment Election Date,  Purchaser and Seller are unable to mutually agree by such time, despite reasonable efforts, that there is certainty that the BSP will allow  the BSRD Transfer, Purchaser shall, on Peso Payment Election Date, notify Sellers in writing that payment of the US Dollar First Payment shall be in its Peso Equivalent.

8.3                                 From the date hereof until Closing, Sellers and Purchaser shall agree on the final terms of the Transition Services Agreement and the Escrow Agreement.

8.4                                 DELETED

8.5                                 The Parties shall agree on the technical standards for usable containers for the purpose of the physical count to be used in connection with Schedule 3.

9.                                      POST-CLOSING UNDERTAKINGS

9.1                                 The Sellers undertake to the Purchaser:

(a)                                  to procure the repayment in the ordinary and usual course of business by SMC and the SMC Subsidiaries of all Connected Trading Indebtedness due and payable to the Group as at Closing;

(b)                                 to procure that, as soon as reasonably practicable after Closing and in any event within 12 months afterwards, the Sellers and SMC Subsidiaries  shall cease in any manner whatsoever to use or display any trade or service marks, trade or service names, registered designs or logos used or held by any Group Company or any confusingly similar mark, design, name or logo, except with respect to coolers bearing the logo of any Group Company, provided that, Sellers, shall and shall procure that the SMC Subsidiaries shall :

(i)                                     immediately after Closing cease production of coolers with logos of any Group Company, and

(ii)                                  within 5 years from Closing, remove the logos or cease using such coolers bearing such logos.

(c)                                  to file the capital gains tax return and the documentary stamp tax return and pay the applicable capital gains tax and documentary stamp tax or other taxes due on the transfer of the Sale Shares not later than 3 Business Days after Closing and in any event, not later than the due dates for such filing and payment prescribed under the law.

(d)                                 to assign the Tarlac Sugar Contracts from the relevant Group Company to SMC or such other party designated by SMC, as the case may be and for this purpose, to deliver to the Purchaser, not later than the release of any portion of the Escrow Amount from escrow, the Assignment in the form attached herewith as Annex H duly executed by the Group Company that is a party to the Tarlac Sugar Contract and SMC or such other party designated by SMC, as the case may be.

(e)                                  to procure that the Sellers and SMC Subsidiaries shall provide to the Group the Transition Services pursuant to the Transition Services Agreement agreed upon by SMC and the Purchaser.

(f)                                    to procure that the Sellers and SMC Subsidiaries shall provide to the Group the services pursuant to the Cooperation Agreement agreed upon by SMC and the Purchaser.

(g)                                 As soon as is reasonably possible and in any event:

(i)                                     within 5 years from Closing, to obtain the transfer certificates of title and real property tax declarations in the name of the relevant Group Company of the Company Properties still in the name of third parties, SMC or any of its Affiliates of the real property listed in Part A of Schedule 14 hereof in the name of the respective Group Company indicated in the same Part A of Schedule 14 and to and cause the removal and cancellation of all annotations on the titles listed in Part C of Schedule 14.

(ii)                                  within 5 years from Closing, to procure the order dismissing the Environmental Cases or decisions resolving such cases in favour of the relevant Group Company.

(h)                                 to maintain the water permits listed in Part A of Schedule 15, while the same are in the name of SMC or an SMC Subsidiary and have not been transferred to the relevant Group Company, and to transfer such water permits to the relevant Group Company in accordance with a plan mutually agreed upon by the Purchaser and the Seller;

(i)                                     to provide reasonable assistance to the relevant Group Company to transfer the transfer certificates of title and real property tax declarations still in the name of a Group Company to the relevant Group Company as provided in Part B of Schedule 14.

(j)                                     to provide reasonable assistance to the relevant Group Company in resolving or defending any dispute, litigation, case, assessment or claim relating to the permits, licenses, approvals and consents to the relevant Group Company listed in Part B of Schedule 15.

(k)                                  to provide reasonable assistance to the relevant Group Company in transferring and/or obtaining all other permits, licenses and approvals not listed in Schedule 15 for the use and operation of the Company Properties and Leased Properties  in the regular course of business, such as the mayor’s permit, environmental compliance certificate, etc., defective or outstanding as of Closing.

(l)                                     to maintain, upon the request of a Group Company, the availment by such Group Company of the banking facilities, services and benefits pursuant to the contracts or arrangements listed in Schedule 11 for a period of up to 180 days after Closing unless the relevant contract or arrangement is terminated or a new contract is entered into or a new arrangement is agreed to by a Group Company relating to such banking facilities, services and benefits.

9.2.                              The Purchaser undertakes to the Sellers:

(a)                                  to procure the repayment in the ordinary and usual course of business, by the Group Company of all Connected Trading Indebtedness which are due and payable to the SMC and SMC Subsidiaries as at Closing; and

(b)                                 to procure that, as soon as reasonably practicable after Closing and in any event within 12 months afterwards, the Group Company  shall cease in any manner whatsoever to produce or  cause the production of products bearing any trade or service marks, trade or service names, registered designs or logos used or held by the Sellers or SMC Subsidiaries or any confusingly similar mark, design, name or logo, except for: (i)  coolers, containers and packaging materials bearing such logos that have already been ordered or produced as of Closing; and (ii) moulds, bottles, containers and packaging materials that have already been produced as of Closing, provided that, Purchaser shall and shall procure that the relevant Group Company within 5 years from Closing (x) cease to use such coolers and cease to use or sell such containers and packaging materials in each case, bearing such logos, and (y) replace the moulds bearing the logos of Sellers or SMC Subsidiaries.

9.3                                 The Sellers shall deliver to the Purchaser:

(a)                                  not later than the 10th Business Day following the Closing Date,

(i)                                     the capital gains tax return duly stamped received by the BIR and official receipts evidencing payment of the capital gains tax due and payable on the sale of the Sale Shares; and

(ii)                                  the documentary stamp tax return duly stamped received by the BIR and the official receipts evidencing payment of the documentary stamp taxes due and payable on the sale of the Sale Shares.

(b)                                 not later than 180 days following the Closing Date, the Tax Clearances.

9.4                                 The Sellers and the Purchaser acknowledge that the Purchaser has agreed to purchase the bottles listed in Schedule 20 upon such reasonable terms as may be mutually agreed upon by the Parties.

10.                               RESTRICTIONS ON SELLER

10.1                           The Sellers hereby covenant and undertake that they will not and that they will procure that the SMC Subsidiaries will not, either directly or indirectly (whether as a shareholder, agent, partner, franchisee, service provider, counterparty or otherwise), engage in, carry on, provide services to or otherwise be interested in:

(a)                                  the business of preparing bottling, toll packing or otherwise packaging, distributing and/or selling for itself or for others any non-alcoholic beverages that are owned, manufactured or otherwise used or subsequently introduced or developed by PepsiCo, Inc., Cadbury Schweppes plc, Sunkist, or Royal Crown Cola Company or any of their respective affiliates anywhere (i) in the world, for a period of 3 years from Closing and (ii) in the Philippines, for a period of 5 years from Closing; or

(b)                                 the business of preparing, bottling, toll packing or otherwise packaging, distributing and/or selling in the Philippines, for itself or for others, any CSD, Sports Drinks, Energy Drinks and/or Flavoured Water for a period of 5 years from  Closing.

For purposes of this clause, the following terms shall have the following meanings:

“CSD” means any non-alcoholic beverage containing any amount of carbonation, whether added or natural, and containing any other ingredients whatsoever such as (but not limited to) flavourings, whether natural or artificial, (including but not limited to cola, lemon lime, orange, sarsaparilla, root beer, ginger beer, creme soda, ginger ale, tonic, coffee, tea) or any other ingredients (including but not limited to water, juice, juice extracts, fruits, vegetables, or fruit and vegetable extracts, tea, coffee, nuts, roots, seeds flowers, leaves, beans, stems, herbs or plants or extracts thereof) or any other additives whatsoever, excluding always any Carbonated Malt Based Beverages.

“Energy Drink” means any non-alcoholic beverage which contains any one of  the following ingredients as a source of an instant or immediate energy boost–caffeine, taurine, ginseng, maltodextrin, carnitine, creatinine, gingko biloba, guarana, or such other new or exotic ingredients;  and  which is marketed as or labeled as an energy drink, such as but not limited to Red Bull, Hero, Bacchus, Boost, X Fuel Lemon Energy Drink, Lipovitan, I-on,  and Extra Joss.

“Sports Drink” means any non-alcoholic beverage which  contains electrolytes,  is formulated or intended to be consumed for electrolytes replenishment lost due to sports activity; and  which is marketed or labeled as a sports drink, such as but not limited to Powerade, Gatorade, Pocari Sweat, Aquarius, 100 Plus, Energen, and Rush-fitness water.

“Flavoured Water” means any water with flavour, essences or other ingredients for flavor and which is marketed to the consumer as a flavoured water product.

“Carbonated Malt Based Beverage” means any non-alcoholic carbonated beverage in which the primary or main ingredient, other than water and sugar, is malt, malt cereal, malt extract or wort but excluding always any malt based non-alcoholic carbonated beverage which is cola, or lemon-lime or orange flavoured.

10.2                           Nothwithstanding clauses 10.1(b), SMC nor the SMC Subsidiaries will not be bound by  any non-compete undertakings:

(a)                          in relation to the business of preparing, bottling, toll packing or otherwise packaging, distributing and/or selling for itself or through or for others non-carbonated beverages, such as but not limited to,  water (e.g., mineral, distilled  purified,  vitamin enriched), ready-to-drink or powdered juices, fruit drinks, flavored beverages, tea, coffee, dairy, Carbonated Malt Based Beverages, malt based beverages, soy based and vegetable based beverages, chocolate-based beverages, which are not CSDs, Energy Drinks, Sports Drinks, or Flavoured Water;

(b)                         in relation to the  business of preparing, bottling, toll packing or otherwise packaging, distributing and/or selling for itself or through or for others any non-alcoholic beverages not connected with Pepsi, Schweppes, Sunkist or Royal Crown Cola Company that will be sold exclusively for export outside the Philippines; or

(c)                            to prevent SMC or the SMC Subsidiaries from holding, investing or acquiring any direct or indirect interest in  a business where:

(i)                                     preparing, bottling and otherwise packaging, distributing and/or selling CSDs, Energy Drinks, Sports Drinks or Flavoured Water in the Philippines does not represent individually, or in the aggregate  more than 10% of the earnings in the Philippines before interest and tax of the business; or

(ii)                                  the business, is not, directly or indirectly, a manufacturer or bottler of  CSDs, Energy Drinks, Sports Drinks or Flavoured Water in the Philippines which individually or in the aggregate does not represent  more than 5% of CSD, Energy Drinks, Sports Drinks or Flavoured Water ready-to-drink non-alcoholic beverages in the Philippines, provided that within 3 months from completion of the investment or acquisition, in the case of CSDs, and 12 months from completion of the investment or acquisition, in the case of Energy Drinks, Sports Drinks or Flavoured Water, SMC or any of its SMC Subsidiaries shall cause the business to cease to engage in or to dispose of operations in CSDs, Energy Drinks, Sports Drinks or Flavoured Water in the Philippines.  In the event SMC disposes of its operations pursuant to this clause 10.2, then SMC shall first offer to sell such operations to the Purchaser and shall not dispose the operations at a price and on terms less favorable than those offered by the Purchaser. For the avoidance of doubt, such offer to sell to Purchaser shall not be construed as a grant of a right of first refusal or right to match in favor of the Purchaser.

10.3                           Subject to clauses 10.1(a) and 10.1(b), SMC or any of its Subsidiaries shall not be prevented from using or promoting non-carbonated, non-alcoholic beverages, and Carbonated Malt Based Beverages through product endorsements by sports personalities, sponsorship or sports events.

10.4                           For the avoidance of doubt, the non-compete undertakings in clauses 10.1(a) and 10.1(b) shall not apply to the business of supplying packaging materials such as bottles, cases, crowns or other packaging items as may be required by the customers or clients of SMC or any of the SMC Subsidiaries.

10.5                           Except so far as may be required by law and in the circumstances only after prior consultation with the other, neither the Purchaser nor the Sellers shall, and shall agree to procure that none of its Affiliates shall, at any time, disclose to any person or use any trade secret or other confidential information which it holds in relation to any Group Company or either Party.

10.6                           The Parties  acknowledge and agree that each of clauses 10.1, 10.2 and 10.3 constitutes an entirely separate and independent restriction and that the duration, extent and application of each restriction are no greater than is reasonable and necessary for the protection of the interests of the Purchaser but that, if any such restriction shall be adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with thereby were to be reduced, the said restriction shall apply within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and effective.

11.                               Representations and Warranties of the Sellers

11.1                           The Sellers hereby jointly and severally represent and warrant to the Purchaser the terms of the Sellers Warranties and acknowledge that the Purchaser has entered into this Agreement in reliance upon the Sellers Warranties.

11.2                           Each of the Sellers Warranties shall be construed as a separate warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.

11.3                           The Sellers Warranties shall be repeated on Closing with reference to the facts and circumstances then existing.

11.4                           The Sellers undertake to notify the Purchaser in writing promptly if it becomes aware of any circumstance arising after the date of this Agreement which would cause any Sellers Warranty (if the Sellers Warranties were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in any respect which is material to the financial position of the Group.

12.                               Representations and Warranties of the Purchaser

12.1                           The Purchaser represents and warrants to the Sellers that:

(a)                                  it is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has the corporate power and authority necessary to own, lease and operate the assets and properties it owns, leases and operates, and to carry on its business as now conducted;

(b)                                 it has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents, to the extent it is a party thereto, and to consummate the transactions contemplated hereby and thereby.  All corporate acts and other proceedings required to be taken by it to authorize the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, have been or will have been at or prior to the Closing duly and properly taken;

(c)                                  this Agreement and the Transaction Documents have been duly executed and delivered by it or will, to the extent it is a party thereto, be duly and validly executed and delivered by it.  This Agreement and the Transaction Documents constitute, or will constitute, as the case may be, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, except only as may be limited by bankruptcy and insolvency laws and by other laws affecting rights of creditors generally;

(d)                                 the execution and delivery of this Agreement and the Transaction Documents by the Purchaser do not or will not, as the case may be, and the consummation by the Purchaser of the transactions contemplated hereby and thereby and compliance by the Purchaser with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, or require any consent, authorization or approval under, any provision of the articles of incorporation or by-laws of the Purchaser, any material contract or any material judgment, order or decree or any material statute, law, ordinance, rule or regulation applicable to the Purchaser; and

(e)                                  there is no action, suit, proceeding or investigation pending, or, to the best of the Purchaser’s knowledge, threatened, against or related to the Purchaser or its respective properties or business which would be reasonably likely to adversely affect or restrict the Purchaser’s ability to consummate the transactions contemplated hereby or pursuant to other Transaction Documents.

12.2                           The Purchaser acknowledges that the Sellers has entered into this Agreement in reliance upon the representations and warranties of the Purchaser, which shall be repeated on Closing with reference to the facts and circumstances then existing.

13.                               Indemnity

13.1                           Sellers shall indemnify, defend and hold harmless the Purchaser, the Purchaser’s Affiliates, assigns and successors-in-interests to the Sale Shares from and against any and all costs, losses, claims, damages and liabilities, including reasonable attorney’s fees, incurred by the Purchaser and arising out of:

(a)                                  any Sellers Warranties made by any of the Sellers in or pursuant to this Agreement not being true and correct as of  the date made; (“Purchaser Claim”)

(b)                                 any breach of any Sellers’ pre-closing covenants under clause 8.1;

(c)                                  any breach of any Sellers’ post-closing undertakings under clause 9.1(a), (b), (c) and (d).

13.2                           Purchaser shall indemnify, defend and hold harmless the Sellers, the Sellers’ Affiliates from and against any and all costs, losses, claims, damages and liabilities, including reasonable attorney’s fees, incurred by the Sellers  and arising out of:

(a)                                  any Purchaser Warranties made by the Purchaser in or pursuant to this Agreement not being true and correct as of the date made (“Sellers Claim”).

(b)                                 any breach of  post-closing undertakings under clause 9.2  made by the Purchaser.

13.3                           Notwithstanding any qualification made by the Sellers on the relevant Sellers Warranties and the limitations set forth in clauses 13.5(a), 13.5(b) and 13.6,  SMC undertakes to pay to the Purchaser (or if so directed, to the Group Company in question):

(a)                                  any amount equivalent to 65% of any liability (but excluding any Tax liability) of any Group Company arising as a result of the Group Company’s activity prior to Closing which should have been reflected in the audited Closing Accounts in accordance with PFRS but which is not reflected in the audited Closing Accounts and which in the case of a contingent liability becomes an actual liability;

(b)                                 an amount equivalent to 65% of any loss (including any claim, penalty, damage or expense) suffered by any Group Company as a result of any failure prior to Closing by any Group Company to make all required contributions to social security funds (including pension, employee compensation, insurance, medical, housing, and voluntary retirement funds or schemes) pursuant to all applicable laws and regulations of the Philippines and any failure to make the necessary accruals to address all employee benefits contractually entered into with officers or employees of any Group Company.

(c)                                  for a period beginning on Closing and ending 20 years after Closing (“Permit Indemnity Period”), the full amount of any loss (including any claim, penalty, damage or expense) suffered by any Group Company as a result of any failure of Sellers to maintain the permits still in the name of SMC or its relevant SMC Subsidiary that are listed in Schedule 15, while such permits have not been transferred to the relevant Group Company  20 years after Closing, and to transfer such permits to the relevant Group Company, provided in the event that Sellers cause the transfer of any permit to or the Purchaser undertakes to transfer any of such permits on its own initiative to the relevant Group Company within the Permit Indemnity Period, then, in each case, the obligation of Sellers to indemnify the Purchaser in respect of such transferred permits completed by the Sellers or the Purchaser, as the case may be, shall cease. However, except for such permits that the Purchaser had undertaken to transfer, nothing herein shall be construed as releasing Sellers from the obligation to indemnify the Purchaser as provided herein within the Permit Indemnity Period in respect of permits that have not been transferred to the relevant Group Company.

(d)                                 an amount equivalent to 65% of any and all actual, reasonable and documented losses, damages, liabilities, claims and expenses (including, without limitation, fines, penalties, clean-up costs,  legal fees, technical consultants’, engineers’ and experts’ fees)

which may be sustained or suffered by any Group Company arising out of, based upon, or by reason of any representations or environmental warranties given by the Sellers herein being untrue or incorrect or arising out of any use of the Company Properties or Leased Properties prior to Closing, which  could reasonably have been known by the Sellers.

(e)                                  an amount equivalent to 65% of any tax liability arising in respect of, by reference to or as a consequence of:

(i)                                     any income, profits or gains earned, accrued or received by any member Group on or prior to Closing; or

(ii)                                  any taxable event which occurred before Closing.

and shall extend to all penalties, surcharges, fines and interest imposed and actual, reasonable and documented out-of-pocket expenses (including legal fees) incurred by  the Group Company in connection with a claim for Taxes (“Tax Indemnity”).

(f)                                    an amount equivalent to 65% of any taxes, cost, fees or expense to be incurred arising in respect of, resulting from or in connection with the failure of the Sellers to perform its  post-closing undertakings under 9.1(g).

(g)                               the full amount of any and all past liabilities, claims and expenses arising out of and relating to the Tarlac Sugar Contracts.

(h)                                 in the event of an adverse decision or judgment against any Group Company, the full amount of any and all costs, fees, penalties, fines, expenses (including legal fees), arising in respect of, by reference to or as a consequence of the complaints filed with the SEC and listed in the attached Schedule 21 or such other claims, complaints, cases, investigations that may arise or may involve substantially the same facts or cause of action referred to or cited in the complaints (“SEC Cases”) and in the event of a decision or judgment in favor of any Group Company, 65% of any and all such costs, fees, penalties, fines, expenses (including legal fees).

13.4                           If any claim is made or asserted against the Purchaser or a Group Company relating to a Tax Indemnity pursuant to this Agreement or relating to the SEC Cases, the Purchaser shall with reasonable promptness, give to the Sellers written notice of the claim or assertion of liability and request the Sellers to defend the same.  The Sellers shall have the right to employ  counsel of its choice in any such action.  Neither the Purchaser nor the Sellers shall be permitted to enter into any settlement or compromise involving any action or relief unless the other Party shall have been notified in writing of the proposed settlement or compromise and shall have consented in writing thereto which consent shall not be unreasonably withheld or delayed.  The Parties will co-operate with each other in the defense of any such action and the relevant records of each shall be available to the other with respect to such defense.

13.5                           No liability shall attach to the Sellers in respect of:

(a)                                  any matter fully and specifically disclosed by the Sellers to the Purchaser in the Disclosure Letter;

(b)                                 any act or transaction of any Group Company or their directors, employees or agents done or omitted to be done before Closing at the written request of or with the written consent of the Purchaser;

(c)                                  any matter giving rise to a Purchaser Claim to the extent an adequate provision or reserve was made in the Closing  Accounts for the matter giving rise to the Purchaser  Claim;

(d)                                 DELETED.

(e)                                  any non-compliance by the Purchaser with clause 13.4, such non-compliance resulting in the increase of the amount of the Purchaser Claim except where such non-compliance is of an immaterial nature and in no way would increase or prevent a decrease of the amount of the Purchaser Claim or limit the prospects of success in defending the subject matter of the Purchaser Claim; or

(f)                                    any Purchaser Claim occurring or increasing as a result of legislation not in effect at the time of Closing.

13.6                           No Purchaser Claim shall be made against SMC:

(a)                                  for any individual Purchaser Claim the amount of which is not at least ~~P~~9,750,000 or for aggregate Purchaser Claims the amount of which is not at least ~~P~~ 812,500,000  and, provided in either case, the entire amounts shall be claimed and not only the excess over ~~P~~ 812,500,000 can be claimed.

(b)                                 to the extent the aggregate Purchaser Claims exceed 50% of the Purchase Price.

(c)                                  unless the Seller receives from the Purchaser written notice containing specific details of the Claim including the Purchaser’s estimate of the amount of such Claim:

(i)                                     on or before the date which is 18 months after the Closing Date, in the case of a Purchaser Claim.

(ii)                                  on or before the date which is 38 months after the Closing Date, in the case of a Purchaser Claim for a breach of Sellers Warranties under clause 12 of Schedule 6 (Tax Warranties) not involving fraud or 62 months after the Closing Date, in the case of a Purchaser Claim for a breach of Sellers Warranties under clause 12 of Schedule 6 (Tax Warranties) involving fraud.

(iii)                               on or before the date which is 24 months after the Closing Date, in the case of a Purchaser Claim pursuant to a breach of Sellers Warranties under clause 4.3 of Schedule 6 (Environmental Warranties).

13.7                           The limitations in clauses 13.5 and 13.6 shall not apply:

(a)                                  in respect of a Purchaser Claim pursuant to clause 13.3;

(b)                                 in respect of a Purchaser Claim for any defect or imperfection in or Encumbrance over the legal title or beneficial ownership of the Sale Shares or a breach of the Sellers Warranties under clause 2 of Schedule 6.  For the avoidance of doubt, a Purchaser Claim under this clause 13.7 shall be indemnified in full.

13.8                           No Seller Claim shall be made against the Purchaser:

(a)                                  for any individual Seller  Claim the amount of which is not at least ~~P~~9,750,000 or for aggregate Seller Claims the amount of which is not at least ~~P~~ 812,500,000, provided that in either case, the entire amounts can be claimed and not only the excess over ~~P~~812,500,000 can be claimed;

(b)                                 to the extent the aggregate Seller Claims exceed 50% of the Purchase Price; and

(c)                                  unless the Purchaser receives from the Seller written notice containing specific details of the Claim including the Purchaser’s estimate of the amount of such Sellers Claim on or before the date which is 24 months after the Closing Date.

13.9                           The Sellers shall not be liable for any Purchaser Claim unless it receives from the Purchaser a written notice containing details of the Purchaser Claim including the Purchaser’s estimate of the amount of such Purchaser Claim.  The Purchaser shall not be liable for any Sellers Claim unless it receives from the Purchaser a written notice containing details of the Sellers Claim including the Purchaser’s estimate of the amount of such Seller Claim.

                                                The relevant Sellers Claim or Purchaser Claim shall be treated as withdrawn unless finally settled between the Parties or arbitration in respect thereof has been commenced within 6 months after the receipt of the relevant Sellers Claim or Purchaser Claim.

13.10                     Any Sellers Claim or Purchaser Claim shall be reduced by an amount equal to:

(a)                                  the amount by which any taxation for which any Group Company is liable is extinguished or reduced as a result of the Sellers Claim or Purchaser Claim giving rise to the liability;

(b)                                 any recoveries made by any Group Company such as cullet or scrap value.

14.                               Termination

14.1                           This Agreement may be terminated:

(a)                                  by the Sellers if, notwithstanding the good faith reasonable efforts of the Sellers, the Closing does not occur on or before the Long-Stop Date;

(b)                                 by the Purchaser if, notwithstanding the good faith reasonable efforts of the Purchaser, the Closing does not occur on or before the Long-Stop Date;

(c)                                  by either Sellers or Purchaser, upon written notice at any time prior to Closing, if any fact, matter or event (whether existing or occurring on or after  the date of this Agreement) comes to the notice of the Seller or the Purchaser, as the case maybe,  at any time prior to Closing which:

(i)                                     constitutes a material breach by the Sellers or Purchaser of this Agreement; or

(ii)                                  would constitute a material breach of any Warranty if the Warranties were repeated on or at any time before Closing by reference to the facts and circumstances then existing;

(d)                                 prior to Closing:

(i)                                     by the Purchaser, in the event that the audited Accounts as of 31 December 2005 have been issued and approved by the Board of Directors of the Company and based on such audited Accounts, the Company’s EBITDA for the financial year ended 31 December 2005 is below ~~P~~3,771,929,458; or

(ii)                                  by the Seller, in the event that the audited Accounts as of 31 December 2005 have been issued and approved by the Board of Directors of the Company and based on such audited Accounts, the Company’s EBITDA for the financial year ended 31 December 2005 is over ~~P~~5,271,929,458;

(e)                                  within two weeks from receipt of the BIR Ruling, by the Purchaser, in the event the audited Accounts as of 31 December 2005 have not been issued and the Purchaser shall have determined, in its sole discretion, that the Company’s EBITDA for the financial year ended 31 December 2005 is below ~~P~~3,771,929,458; or

(f)                                    at anytime by the mutual written agreement of the Parties.

In which case neither Party shall have any claim of any nature whatsoever against the other Party under this Agreement (save in respect of any rights and liabilities of the Parties which have accrued before termination or in relation to the clauses of this Agreement which have not been terminated.

14.2                           If this Agreement is terminated by the Sellers or the Purchaser  for any reason except pursuant to an express right to do so set forth herein, the Purchaser on the one hand or the Sellers on the other hand shall, subject to any express limitations set forth in this Agreement, be entitled to exercise all rights and remedies available at law or in equity as a result of such wrongful termination; provided that in no event shall such a Party be entitled to any actual, exemplary, consequential, or speculative damages including lost profits.  Nothing in this clause shall be deemed to limit a Party’s right to claim specific performance of this Agreement rather than termination.

15.                               Entire Agreement

This Agreement sets out the entire agreement and understanding between the Parties in respect of the sale and purchase of the Sale Shares. This Agreement supersedes all prior agreements, understandings or arrangements (whether oral or written) relating to the sale and purchase of the Sale Shares (including without limitation the Non-Binding Letter of Intent dated 30 June 2006 and the Revised Non-Binding Heads of Key Outstanding Terms dated 14 November 2006 entered between SMC and KO), which shall cease to have any further force or effect.  It is agreed that:

(a)                                  no Party has entered into this Agreement or any other document referred to in this Agreement in reliance upon any statement, representation, warranty or undertaking of any other Party to this Agreement other than those expressly set out or referred to in this Agreement or the Transaction Documents;

(b)                                 save for any such liability as a Party has under or in respect of any breach of this Agreement or any other Transaction Document, no Party shall owe any duty of care, nor have any liability in tort or otherwise, to any other Party or any other Person in respect of, arising out of, or in any way relating to the transactions contemplated herein; and

(c)                                  this clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

16.                               Amendment

16.1                           No amendment, modification or variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the Parties to it.  The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

16.2                           Unless expressly agreed, no amendment, modification or variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so amended, modified or varied.

17.                               Assignment

No Party shall, nor shall it purport to, assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other Parties.

18.                               Costs

18.1                           Subject to clause 18.2, each of the Parties shall pay its own costs incurred in connection with the negotiation, preparation and implementation of this Agreement.

18.2                           If either Party lawfully exercises any right to terminate this Agreement under any of its provisions or under the general law, then (in addition to any right or remedy which any Party may have against the other for breach of this Agreement), the Party in breach of this Agreement shall indemnify the other Party against all costs incurred in connection with the negotiation, preparation, implementation, termination or rescission of this Agreement.

19.                               Severability

If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

20.                               Waiver of Rights

20.1                           No failure or delay by the Parties in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

20.2                           The rights and remedies of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

20.3                           The rights and remedies of the Purchaser under this Agreement shall not be affected and the Sellers’ liabilities under this Agreement shall not be released, discharged or impaired by: (i) Closing; (ii) any investigation made into the affairs of the Group Company or any knowledge of any such affairs by or on behalf of the Purchaser; or (iii) any event or matter whatsoever, other than a specific and duly authorized written waiver or release by the Purchaser.

21.                               Further Acts

21.1                           Each of the Parties agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other Party may reasonably require, whether on or after Closing, to implement and/or give effect to this Agreement and the Transaction contemplated by it and for the purpose of vesting in the Parties the full benefit of the assets, rights and benefits to be transferred or given to the said Party under this Agreement.

21.2                           The Sellers shall procure that there is made available to the Purchaser at such time(s) and place(s) as the Purchaser may reasonably direct all information in the possession or under the control of the Sellers which the Purchaser may from time to time reasonably require, whether before or after Closing, in relation to the business and affairs of the Group.

22.                               Notices

22.1                           Any notice or other document to be served under this Agreement shall be in writing and may be delivered by hand or sent by facsimile to the Party to be served at its address or facsimile number shown below and marked for the attention of the person indicated.  Any Party may change any such details by notice given under this clause 22.

22.2                           Any notice or document delivered or sent in accordance with clause 22.1 shall be deemed to have been served:

(a)                                  if delivered by hand, at the time of delivery; or

(b)                                 if sent by facsimile, when received.

22.3                           The person to whom notices or documents should be addressed for the purposes of this Agreement are:

To the Sellers:

San Miguel Corporation

40 San Miguel Avenue

Mandaluyong City

Philippines

Telephone No.	:	(632) 632-3380
Facsimile Number	:	(632) 632-3375

Attention	:	The General Counsel

San Miguel Beverages (L) Pte Ltd

c/o 40 San Miguel Avenue

Mandaluyong City

Philippines

Telephone No.	:	(632) 632-3380
Facsimile Number	:	(632) 632-3375

Attention	:	The General Counsel

San Miguel Holdings Limited

c/o 40 San Miguel Avenue

Mandaluyong City

Philippines

Telephone No.	:	(632) 632-3380
Facsimile Number	:	(632) 632-3375

Attention	:	The General Counsel

To the Purchaser:

Coca-Cola South Asia Holdings Inc.

One Coca-Cola Plaza,

Atlanta, Georgia 30313

U.S.A.

Telephone No.	:	(1) (404) 676-3731
Facsimile Number	:	(1)(404)598-3731

Attention	:	The General Counsel

with a copy to:

The Coca-Cola Export Corporation – Philippines Division

10th Floor, King’s Court I Building

2129 Chino Roces Avenue,

Makati City, Philippines
Telephone No.	: 632-811-2085
Facsimile Number	: 632-849-8213

Attention	: The Philippines Division Legal Counsel

22.4                           The Parties agree that the provisions of clause 22.1 shall not apply to the service of any writ, summons, order, judgment or other document relating to or in connection with any legal proceedings.

23.                               Governing Law and Dispute Resolution

23.1                           This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with Philippine law.

23.2                           Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to the chief executive officers (the “CEOs”) of the Parties respectively (“Referral to the CEOs”). The CEOs will have 30 days from the date of Referral to the CEOs to discuss and agree on a resolution of the dispute (“CEO Resolution Period”). If no resolution is reached within the CEO Resolution Period, then such dispute, controversy or claim shall be referred to and finally resolved by arbitration in Singapore in accordance with the UNCITRAL Arbitration Rules as then in force.

23.3                           The arbitration tribunal shall consist of three (3) arbitrators.  The Sellers shall be entitled to nominate one (1) arbitrator; the Purchaser shall be entitled to nominate one (1) arbitrator; the third arbitrator shall be nominated by the other nominated arbitrators.

23.4                           The language to be used in the arbitration proceedings shall be English.  The decision of the arbitration tribunal shall be final and binding on all Parties.  The costs of arbitration and the costs of enforcing the arbitration award (including witness expenses and reasonable attorneys’ fees) shall be borne by the losing Party except as otherwise awarded by the arbitration tribunal.

23.5                           The Parties hereby expressly waive their rights (i) to apply to any court of competent jurisdiction to determine a preliminary point of law and (ii) to appeal to any court of competent jurisdiction on a question of law arising out of an arbitration award of the arbitration tribunal.

23.6                           Any award of the arbitrators may be enforceable by any court having jurisdiction over the  Party against which the award has been rendered, or wherever assets of that Party are located, and will be enforceable in accordance with the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958).

23.7                           Each Party shall continue to exercise its respective rights, and fulfill its obligations under this Agreement while a dispute is being resolved through arbitration, except for the matters in dispute.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the day and year first above written.

Sellers                                                                                                             SAN MIGUEL CORPORATION

SAN MIGUEL BEVERAGES (L) PTE LIMITED

SAN MIGUEL HOLDINGS LIMITED

By:	/s/ Ramon S. Ang

RAMON S. ANG
SMC Vice-Chairman, President and
Chief Operating Officer

Purchaser                                                                                           COCA-COLA SOUTH ASIA HOLDINGS, INC.

By:	/s/ Alexander P.M. von Behr

ALEXANDER P.M. von BEHR
Authorized Representative

SIGNED IN THE PRESENCE OF:

/s/ Cristina Bernandino		/s/ Francis Jardeleza

SCHEDULE 6

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

1.                                      INFORMATION

1.1          Information provided by Sellers

The information provided to the Purchaser during the due diligence process, the negotiation of this Agreement (including without limitation the information contained in the Agreement, the Schedules, the Disclosure Letter and its annexes) was provided by or on behalf of the Sellers in good faith and is (or shall, upon the fulfilment of the Seller Conditions, be) in all material respects complete (for what a purchaser would reasonably require), true, accurate and not misleading.

1.2          Disclosure

Save for facts and matters likely to affect, to a similar extent, generally all companies carrying on similar businesses, there are no other facts or matters which might reasonably be expected to have a material adverse effect on the financial position or prospects of the Group, taken as a whole.

2.                                      THE SELLER AND THE GROUP

2.1          Authorizations and Enforceability

(a)                                  Each of the Sellers has the legal capacity to enter into and to perform its obligations under this Agreement and any other Transaction Document to which a Seller is a party.

(b)                                 Subject to fulfilment of the Seller Conditions, neither the entry into this Agreement nor the entry into, and implementation of, the transactions contemplated by the Transaction Documents will:

(i)                                     result in violation or breach of any applicable laws or regulations in the Philippines or any relevant jurisdiction; or

(ii)                                  amount to a violation or default with respect to any statute, regulation, order, decree or judgment of any court or authority or government body in the Philippines or in any jurisdiction, by the Seller or by any Group Company.

(c)                                  Other than as referred to in this Agreement:

(i)                                     no announcements, consultations, notices, reports or filings are required to be made by the Seller or a Group Company in connection with the performance of the obligations of the Seller under this Agreement or in connection with the performance of the obligations of the Seller or the Group Company under any Transaction Document; and

(ii)                                  no consents, approvals, registrations, authorisations or permits are required to be obtained by the Seller or Group Company in connection with the execution and performance of this Agreement or any Transaction Document, which consents, approvals, registrations, authorisations or permits have not been obtained as of Closing.

(d)                                 This Agreement has been duly executed and delivered by the Sellers and constitutes legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with its terms.

2.2          Details of the Sellers and the Group

(a)                                  Each Group Company is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power to conduct its business.

(b)                                 Each of the Sellers is entitled to sell and transfer the full ownership of the Sale Shares, free from all Encumbrances, to the Purchaser on the terms set out in this Agreement.

(c)                                  No person has any right or option (exercisable now or in the future and whether contingent or not) to call for the issue of any security, share, equity or loan capital in any Group Company.

(d)                                 On the Closing Date:

(i)                                     the Sale Shares constitute 65 per cent of the issued and outstanding capital stock of the Company; and

(ii)                                  the structure of the Group is, or shall be, as set out in Schedule 2 of the Agreement.

2.3          The Company and the Sale Shares

All of the Sale Shares are issued and fully paid or properly credited as fully paid and the Sellers are the sole legal and beneficial owner of the Sale Shares, free from all Encumbrances. All taxes, fees, assessments of, or due, any Governmental Authority for the issuance to or transfer to the Sellers of the Sale Shares have been fully paid.

2.4          The Subsidiaries

Except as disclosed in Schedule 2 of the Agreement, the Company is the sole legal and beneficial owner of 100 per cent of the issued and outstanding capital stock of the

Subsidiaries, free from all Encumbrances and other rights exercisable by third parties, and all such shares (as may be applicable) which the Company is identified as owning are issued and fully paid or properly credited under the applicable legislation in the jurisdiction of incorporation of the Subsidiary as fully paid and there is no outstanding liability to pay any additional contributions on such shares or equity interest. All taxes, fees, or assessments due any Governmental Authority for the issuance to or transfer to the Company of the shares of the Subsidiaries have been fully paid.

2.5          Other Interests

No Group Company owns or has any interest of any nature whatsoever in any equity of, or any shares, debt or other securities issued by, any other corporation or legal entity other than a Subsidiary.

3.             FINANCIAL MATTERS

3.1          No Material Adverse Change

(a)                                  Since 31 December 2005, there has been no material adverse change in the financial position of any Group Company and no event, fact or matter has occurred which is reasonably likely to give rise to such change.

(b)                               Since 31 December 2005

(i)                                     the business of each Group Company has been carried on in the ordinary and usual course and no Group Company has made or agreed to make payment other than routine payments in the ordinary and usual course of business;

(ii)                                  no contract, liability, or commitment (whether in respect of capital expenditure or otherwise) has been entered into by any Group Company which is not in the ordinary course of business, or involves a term longer than one year, or is an obligation of a material nature, or is of an amount exceeding Twenty Million Pesos (~~P~~20,000,000.00)  for each contract or series of contracts entered into with a single person over a period of one year;

(iii)                               except for the dividends declared on the Preferred Shares as of the date hereof, no dividend or other distribution has been declared, paid or made by any Group Company;

(iv)                              no share, equity or other form of capital has been allotted or issued or agreed to be allotted or issued by any Group Company;

(v)                                 no Group Company has acquired or disposed of, or agreed to acquire or dispose of any business or any asset, except for assets acquired or disposed of in the ordinary course of business and with proper approvals of the relevant Group Companies;

(vi)                              no Group Company has repaid any borrowing or indebtedness in advance of its stated maturity;

(vii)                           all resolutions of the stockholders and board of directors of any Group Company have been properly passed, are duly reflected in the minutes books and have been fully disclosed to Purchaser;

(viii)                        no material change has been made to the terms of employment, to the generally applicable employment programs, including retirement fund commitments, by any Group Company (other than those required by law or other than scheduled increases provided for in the annual budget approved by the Board of Directors);

(ix)                                there has been no material increase or decrease in the levels of debts or receivables (including the Dealers Receivables but excluding intercompany trade receivables) or in the average collection or payment periods for such debts and receivables respectively.  For purposes of this clause 3.1(b)(ix), material increase or decrease shall be 5% from the levels of debts or receivables, as the case may be, as of 31 December 2005.

3.2.         Financial Statements

(a)                                  The Last Accounts give a true and fair view of the state of affairs of the Group as of the Last Accounts Date and of their results for the fiscal year ended 31 December 2005.

(b)                                 Without limiting the generality of paragraph (a):

(i)                                     the Last Accounts either make full provision for or disclose all liabilities (whether actual, contingent or disputed and including financial lease commitments and pension liabilities), all outstanding capital commitments and all bad or doubtful debts of the relevant Group Company and of its subsidiaries as of 31 December 2005, in accordance with PFRS, for each Group Company;

(ii)                                  the Last Accounts were prepared under and complied with the requirements of (a) all relevant laws then in force; and (b) PFRS and have been audited in accordance with relevant and appropriate local accounting standards, and following practices commonly adopted by companies carrying on businesses similar to those carried on by the Group;

(iii)                             the rates of depreciation adopted by each Group Company in its Last Accounts, were sufficient for the fixed assets of the relevant Group Company to be written down to nil by the end of the useful life of said fixed assets;

(iv)                        except as stated the Last Accounts, no changes in the accounting policies were made by any Group Company in any of the three fiscal years ended on 31 December 2005;

(v)                   the results shown by the audited Accounts for the years ended 31 December 2003 and 2004 and the Last Accounts Date of each Group Company for each of its three fiscal years ended 31 December 2003 and 2004 and 2005 as of the Last Accounts Date were not (except as therein disclosed) affected by any extraordinary or exceptional item or by any other factor rendering such results for all or any of such periods unusually high or low;

(vi)                              except as the Last Accounts or the unaudited Accounts as of 30 June 2006 expressly disclose, the Accounts are not affected by any unusual or non-recurring items and have not, in relation to the profit or loss shown in the Last Accounts, been affected by any extraordinary or exceptional event or circumstance or by any other factor rendering the results for all or any of such periods unusually high or low.

3.3                               Unaudited Financial Statements

The Unaudited Balance Sheet:

(a)                                  was prepared in a manner consistent with that adopted in the preparation of its Accounts for a similar interim period for the immediately preceding fiscal year;

(b)                                 fairly reflected the assets and liabilities of the Group, respectively, as of the date of the Unaudited Balance Sheet; and

(c)                                  having regard to the purpose for which such unaudited financial statements were prepared, is true, accurate and not misleading in any material respect.

3.4          Working Capital

Having regard to existing bank and other financial facilities, each Group Company has sufficient working capital available to enable it to continue and carry on its business in its present form and present level of turnover, and substantially perform all orders, projects and other obligations in accordance with their terms, and discharge all liabilities which ought to be properly discharged during the period of three (3) months after Closing.

3.5                               Accounting and other Records

The statutory books, books of account and other records of each Group Company:

(a)                                  are up-to-date in all material respects and have been maintained in accordance with all applicable laws and generally accepted accounting practices on a proper and consistent basis;

(b)                                 in all material respects comprise complete and accurate records of all information required to be recorded therein;

(c)                                  are in its possession or under its control together with all documents of title and executed copies of all existing agreements to which the relevant Group Company is a party; and

(d)                                 all accounts, documents and returns required by law to be delivered or made by any Group Company to the SEC and BIR in the Philippines or any other authority having jurisdiction over a Group Company have been duly filed or made.

3.6          Debts owed to the Group

Other than prepaid expenses and trade receivables incurred in the ordinary and usual course of business and net of reserve or allowance for doubtful accounts as reflected in the Last Accounts of each Group Company, there are no debts owing to any Group Company by a person other than a Group Company in an aggregate amount exceeding Twenty Million Pesos (~~P~~20,000,000.00).

3.7          Debts owed by the Group

(a)                                  No Group Company has any outstanding borrowing or indebtedness in the nature of borrowing including, without limitation, any indebtedness for moneys borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills (other than those on terms normally obtained), forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing other than moneys borrowed from third parties, as set out in Schedule  3.7(a) to this Schedule.

(b)                             No Group Company has received any notice to repay under any agreement relating to any borrowing or indebtedness in the nature of borrowing which is repayable on demand.

(c)                                  No borrowings or indebtedness of any Group Company in the nature of borrowing are due and payable, or shall be due and payable as of the Closing Date.

(d)                                 There has not occurred any event of default or any other event or circumstance which would entitle any person to call for early repayment under any material agreement relating to any borrowing or indebtedness of any Group Company or to enforce any security given by any Group Company (or, in either case, any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance.)

(e)                                  As of the date hereof and as of Closing:

(i)            There are no Connected Loans owed by any Group Company.

(ii)                                  There are no indebtedness to any existing or former joint venture partner, director, officer or employee of any Group Company.

3.8          Undisclosed Liabilities

There are no liabilities of any Group Company which have not been properly reflected or disclosed in the books of the Group Companies including the Unaudited Balance Sheet and the Last Accounts and which will not be reflected in the 2006 year end Accounts.

3.9                              Realisation of receivables

The Group Companies’ receivables shown in the Unaudited Balance Sheet (net of receivables from other Group Companies) have realised or shall realise within three months from the date of this Agreement, their full nominal amount less any reserve for bad or doubtful accounts included in the Unaudited Balance Sheet.

3.10                    Collateral

The collateral provided by dealers and the documents that cover the same are valid and enforceable between the parties and such collaterals are sufficient to cover at least the percentages of the approved credit limits of the dealers to the Group Companies as set out in Schedule I-C of the Disclosure Letter.

4.                                      REGULATORY MATTERS

4.1          Licenses

(a)                                  Each Group Company has obtained all licenses, permits, authorizations and consents necessary to conduct their respective businesses in the places and in the manner in which such business is now carried on.  Each of the plants, offices or premises of each Group Company has maintained and is the holder of valid national and local government licenses and permits issued by the relevant authority.

(b)                                 There are valid water permits for all wells used by the Group for its plants, offices or premises and the Group has the right and ability (and will continue to have the right and ability) to use and continue using such water wells.

 (c)                               The licenses, permits, authorizations and consents referred to in clause 4.1 (a) and (b) are in full force and effect, are of a normal duration for the type of license or permit issued, are not subject to any unusual or onerous conditions and have been complied with in all material respects.

(d)                                 No Group Company has received any notice from the relevant government agencies that any of the licenses, permits, authorizations or consents referred to in clause 4.1(a) will or are likely to be limited, suspended, revoked or not renewed or subjected to penalty, in whole or in part.

4.2          Compliance with Laws

 (a)                               Each Group Company has conducted its business and corporate affairs in compliance with its Articles and By-Laws (as relevant) and with all applicable laws and regulations.

(b)                                 Each Group Company is not and has not been the subject of any investigation, suspension, limitation or sanction by any authority in relation to such company conducting its business and corporate affairs in a manner contrary to such company’s Articles and By-Laws (as relevant) or the applicable laws and regulations of the relevant jurisdiction, and there are no facts likely to cause such investigation or sanction to be instituted.

(c)                                  No Group Company is in default of any final and unappealable order, decree or judgment of any court or any governmental or regulatory authority.

(d)                                 Each Group Company has filed when due, all reportorial requirements required to be filed under applicable laws and regulations.

4.3          Compliance with Environmental Laws

In this clause 4.3:

(a)           Interpretation

“Environmental Approvals” shall mean and include the permits, consents, licenses and other authorisations and approvals required under the Environmental Laws to be obtained and maintained in connection with the business of the Company, the Group, or any Group Company or the operation or use of any and all Company Properties and/or Leased Properties.

“Environmental Laws” shall mean and include without limitation the following, each as in existence as at the date on which these environmental warranties are given:

(i)                                     all national state/ provincial or local ordinances, codes, or other laws or regulations concerning health, safety or Environmental Matters which are applicable to any Group Activity to the business of the Company, the Group, or any Group Company, or to the operation or use of any Company Properties or Leased Properties; and

(ii)                                  all rules, regulations, ordinances, orders, notices and directives made thereunder and judicial and administrative interpretation of each of the foregoing.

“Environmental Matters” shall mean and include, in relation to any Group Activity, the business of the Company, the Group or any Group Company, or the operation or use of any Company Properties or Leased Properties, all matters related to protection of the environment or pollution including without limitation, compliance with Environmental Laws, noise, emissions, discharges, spills, leaks, leaching, disposal, dumping and releases of Hazardous Substances into air, water, sewage systems or land; and the manufacture, processing, distribution, use, treatment, storage, disposal, transport and handling of Hazardous Substances.

“Hazardous Substances” shall mean and include pollutants, contaminants and hazardous, flammable, explosive, reactive, corrosive, infectious, radioactive, carcinogenic, and toxic substances materials and wastes of any kind whether solid, liquid or gaseous and whether or not such pollutant, contaminant, substance, material or waste is referred to specifically in any of the Environmental Laws.

“Group Activity” shall mean and include any business or other activity of any nature whatsoever which is being carried on or has been carried on by the Company or a Group Company, including their respective predecessors-in-interest that are Affiliates of SMC or the Sellers,  at any of the Company Properties or Leased Properties as of the date on which these Environmental Warranties are given.

(b)       (i)                                             All Environmental Approvals required under the Environmental Laws in connection with business of the Company, the Group or any Group Company, and/ or the operation or use of any and all the Company Properties or Leased Properties or any Group Activity, have been obtained and all such Environmental Approvals are in full force and effect as the date of the Closing.

(ii)                                  No proceeding or other action of whatever nature is pending seeking the suspension, revocation or variation or limitation of any such Environmental Approval or seeking to impose any judicial or administrative fine, penalty or other sanction applicable under such Environmental Approval or any Environmental Laws.

(iii)                               There are no facts or circumstances which are or will likely result in any such Environmental Approval being suspended, revoked, substantially varied or limited or which may prejudice its renewal or which will result in the imposition of any fine penalty or other sanction under such Environmental Approval or any Environmental Laws.

(iv)                              No appeals are pending or being contemplated in respect of the refusal of or conditions contained in any Environmental Approval or any action taken in respect of any Environmental Approval.

(c)           Compliance with Environmental Approvals and Environmental Laws

 (i)                                  There are no breaches or violations of any of the Environmental Approvals or Environmental Laws, nor any facts or circumstances known to, or which reasonably may be expected to be known by, the Sellers, indicating a breach or violation of any of the Environmental Approvals or Environmental Laws relating to the business of the Company, the Group or any Group Company, the operation or use of any of the Company Properties or Leased Properties, and/or any Group Activity. The operation or use of the Company Properties, the Leased Properties, or any related machinery or other property employed in the conduct of the business of the company, the Group, or any Group Company or any Group Activity has been and is in compliance with the Environmental Approvals and all Environmental Laws.

(ii)                                  Neither the Company, the Group nor any Group Company (including their predecessors-in-interest that are Affiliates of SMC or the Sellers), nor the Sellers have received any notice, order, judgment or demand letter requiring the taking of removal, remedial or other action in relation to Environmental Matters or relating to any and all alleged breaches or violations of any Environmental Laws or Environmental Approvals, whether from any governmental agency or a private party which remains outstanding.

(iii)                               The properties of the Group Company are not contaminated with any Hazardous Substance which is capable of causing harm to humans, flora or fauna or which may inhibit or restrict or make materially more costly any redevelopment of any of the Company’s Properties, or any part thereof by reason of contamination or otherwise.

(iv)                              There are no facts or circumstances known to, or which could have been reasonably expected to be known by, the Seller which would indicate that there has been any spill, discharge, leak, emission, injection, escape, deposit or release of any kind on the Company’s Properties or into the environment whether from the Company’s Properties or otherwise, of any Hazardous Substances other than those releases permissible under the Environmental Approvals or Environmental Laws.

(v)                                 On Closing and immediately thereafter neither the Seller nor any member of the Group will have any indebtedness, obligation or liability, absolute or contingent, with respect to the storage, treatment, clean-up or disposal of any Hazardous Substances (including, without limitation, any such indebtedness, obligation or liability in respect of any current Environmental Law regarding such storage, treatment, clean-up or disposal or any changes in such Environmental Law, adopted but not yet effective, known to the Seller).

(d)           Environmental Audit

Except in the case of an ordinary or routinary audit or inspection pursuant to the application for an Environmental Clearance Certificate conducted by governmental authorities, none of the Company Properties or the Leased Properties have been the subject of any environmental audit, evaluation, assessment, study or test.

5.             THE GROUP’S ASSETS

For the purpose of this Seller Warranty, assets shall not include the Company Properties and Leased Properties of the Group, to which the provisions of clause 11 of this Schedule shall apply.

5.1          Ownership and Recording

All of the assets owned by each Group Company are duly recorded in the asset registry and books of the Group Companies, and all such assets (other than assets sold in the ordinary course of business) acquired by it since 31 December 2005 up to Closing Date are the absolute property of the Group and are legally and beneficially owned by the Group.  The said assets are not the subject of any Encumbrance.  None of the assets owned by each Group Company are subject to any restriction or annotation limiting the use of the asset by the Group Company which has not been fully disclosed to the Seller in writing.

5.2          Possession and Third Party Facilities

(a)                                  All of the assets owned by each Group Company, or those which the Group Company has a right of use, are in the possession or under the control of the relevant Group Company, and to the best of Sellers knowledge after due and appropriate inquiry, there are no circumstances that might result in the expropriation of any such assets by any authority or governmental body or that might result in the appropriation of any such assets by any third party.

(b)                                 Where any facilities, machinery, equipment and vehicles of the relevant Group Company are used but not owned by such Group Company or where any facilities, machinery, equipment and vehicles or services are provided to any Group Company by any third party under financial lease arrangements, there has not occurred any event of default or any other event or circumstance which may entitle any third party to terminate any agreement or license in respect of the provision of such facilities or services (or any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

5.3          Adequacy of Assets

(a)                                The assets of each Group Company and the facilities and services to which each Group Company has a contractual right include all rights, properties, assets, facilities and services necessary for the carrying on of the business of that Group Company in the manner in which it is currently carried on.

(b)                               No Group Company depends in any material respect upon the use of assets owned by, or facilities or services provided by, the Seller or its Affiliates.

5.4          Condition

All the premises, machinery, equipment and vehicles of the Group, which are used by the relevant Group Company:

(a)                                  are in operating condition and have been reasonably maintained consistent with the standards generally followed in the industry, in accordance with safety regulations and applicable technical specifications (giving due account to the age and length of use of same, ordinary wear and tear excepted); and

(b)                                 are generally suitable for their present uses in all material respects and there are no failures which, either individually or in the aggregate, are reasonably likely to have a material adverse effect on the relevant Group Company.

5.5          Property Registers

The records of each Group Company comprise a substantially complete and accurate record of all the premises, machinery, and equipment owned by the relevant Group Company and necessary to the conduct of such Group Company’s business. With respect to the vehicles owned by the relevant Group Company, to the best of the Sellers’ knowledge after due and appropriate inquiry, all records comprise a complete and accurate record of the vehicles owned or possessed.

5.6          Stocks

The current raw materials and stock of each Group Company:

(a)                                  are adequate in relation to the current trading requirements of that Group Company; and

(b)                                 are in good and merchantable condition taking into account the current trading requirements  (with the exception of those that have been properly written off or have provisions for in the books of that Group Company).

5.7          DELETED

5.8          Insurances

(a)                                  All insurances maintained by or covering the Group Companies are in full force and effect and there are no circumstances known to, or could reasonably be expected to be known by, the Seller, which might lead to any liability resulting from such insurance being avoided by the insurers, or, in the event the insurances had been effected on a stand alone basis would reasonably likely result in the premiums being increased.

(b)                                 No claim is outstanding by any Group Company under any policy of insurance and, to the best of the Sellers’ knowledge after due and appropriate inquiry, there are no circumstances likely to give rise to such a claim.

(c)                                  Closing will not have the effect of terminating any claims, or entitling the insurer to terminate or challenge any claims which were made prior to Closing and by the Group Companies.

6.             INTELLECTUAL PROPERTY AND INFORMATION TECHNOLOGY

6.1          Intellectual Property

(a)                          Other than the trademarks legally and beneficially owned by KO or its Affiliates, the Group Companies either own or have the unrestricted, valid and enforceable license and right to use and continue using all Intellectual Property being used by or that are required to carry on the business of the Group. There are no circumstances that would prevent the Group from continuing to use such Intellectual Property.

(b)                                 None of the operations of the Group infringes upon the Intellectual Property Right of another person or entity and as far as Sellers are aware, no third party has infringed upon the Intellectual Property Rights of the Group.

(c)                                  The Intellectual Property Rights owned by each Group Company and licenses to Intellectual Property Rights which are granted to each Group Company are not subject to any Encumbrances.

6.2          Information Technology

 (a)                               The Internal IT Systems, are either owned by, or properly licensed or leased to, a member of the Group.  The relevant Group Company is not in default under the licenses or leases and there are no grounds on which they might be terminated. Each Group Company only uses and authorizes the use of properly licensed software in its Internal IT Systems.

(b)                                 There are no circumstances in which the ownership, benefit, or right to use the Internal IT Systems may be lost by virtue of the acquisition of the Shares or the performance of this Agreement.

(c)                                  The Group has binding maintenance and support contracts for the Internal IT Systems.  There is no reason to believe that the contracts will not be renewed when they expire on substantially the same terms.

(d)                                 The Internal IT Systems do not contain third party software or systems which are not available from third party suppliers on arms length commercial terms.

7.             CONTRACTUAL MATTERS

7.1          Material Contracts

There is no outstanding agreement or arrangement (including a bid, offer or proposal, which if accepted by the other party would be binding on a Group Company) to which any Group Company is a party or which any Group Company has the benefit of (whether or not the Group Company is party to such agreement or arrangement):

(a)                                  which, by virtue of the acquisition of the Sale Shares by the Purchaser or other performance of the terms of this Agreement, will result in:

(i)                                     any other party being relieved of any obligation or becoming entitled to exercise any right (including any right of termination or any right of pre-emption or other option);

(ii)                                  any Group Company being in default under any such agreement or arrangement or losing any benefit, right or license which it currently enjoys or in a liability or obligation of any Group Company being created or increased; or

(iii)                               (upon fulfillment of the Seller’s Conditions) any loss by any Group Company of the benefit of such agreement or arrangement.

(b)                                 with a contract value more than Twenty Million Pesos (~~P~~20,000,000.00) and which is other than in the ordinary course of business and, to which the Seller or one of its Affiliates is a party or in which the Sellers or one of its Affiliates, or any director or officer of any Group Company, or of the Seller or one of its Affiliates is interested or from which any such person takes benefit, whether directly or indirectly;

 (c)                               which requires (or confers any right to require) the allotment or issue of any shares, debt or other securities of any Group Company now or at any time in the future;

(d)                                 which establishes any guarantee, indemnity, suretyship, form of comfort or support (whether or not legally binding) given by any Group Company in respect of the obligations or solvency of any third party;

(e)                                   pursuant to which (i) any sale or purchase option or similar agreement or arrangement has been entered into affecting any material assets owned or used by a Group Company; or (ii) any Group Company has sold or otherwise disposed of any assets, company or business in circumstances such that it remains subject to any liability (whether contingent or otherwise) which is not fully provided for in its Last Accounts and the Unaudited Balance Sheet;

(f)                                    which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement with any other person or entity (other than with KO or its subsidiaries and affiliates) to which any Group Company is a party;

(g)                                 any power of attorney given by any Group Company or any other authority which would enable any person not employed by any Group Company to enter into any contract or commitment on behalf of any Group Company;

(h)                                 which involves or is likely to involve (i) expenditure by any Group Company in excess of ~~P~~20,000,000 or (ii) obligations or restrictions of any Group Company of an unusual or exceptional nature or magnitude and  in each case, not in the ordinary and usual course of business;

 (i)                                  which (other than the forward contracts relating to fuel) is a currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement or other exchange or rate protection transaction or combination thereof or any option with respect to any such transaction or any other similar transaction to which any Group Company is a party.

7.2          Defaults

 (a)                               No Group Company is in default under any agreement to which it is a party and, to the best of Sellers’ knowledge and belief after due and appropriate inquiry, there are no circumstances likely to give rise to any such default. In particular, no Group Company is in default of any payments to any party which owns or used to own any shares or equity interest in a Group Company.

(b)                                 No party with whom any Group Company has entered into any agreement or arrangement is in default under such agreement or arrangement.

7.3          Trading Relationships

During the three (3) months preceding the date on which this warranty is given, no Significant Customer of or Significant Supplier to any Group Company has ceased to deal with that Group Company or has given notice in writing, or to the best of each Sellers’ knowledge and belief after due and appropriate inquiry, has given verbal notice, to an officer or director of CCBG or SMC of an intention to cease to deal with that Group Company, either in whole or in part.  The Seller is not aware of any facts or circumstances that would make it reasonably likely for such person to cease to deal with that Group Company.

For purposes of this clause 7.3: (a) “Significant Customer” means any of the top 20 Customers or dealers per sales area of each Group Company; and (b) “Significant Supplier” means  any of the top 20 suppliers of both raw materials and packaging based on spend during the last 12 months.

7.4          Arms Length

To the best of Sellers’ knowledge after making all due and appropriate inquiries, there is no outstanding agreement or arrangement to which a Group Company is party entered into otherwise than on commercial terms and at arm’s length and which cannot be terminated without penalty upon 30 days prior notice.

7.5          Related party contracts

All agreements or arrangements of a Group Company with the Sellers or their Affiliates, director or officer of the Sellers or their Affiliates, or any person or entity directly or indirectly owned or controlled by the foregoing persons are listed in Schedule 12 of the Agreement.

7.6                               Contracts entered into by Sellers or its Affiliates on behalf of any Group Company

There are no other agreements or arrangements which a Group Company is party to or has the benefit of, entered into by the Sellers or any of the Sellers’ Affiliates for or on behalf or for the benefit of the Group Company (whether solely or otherwise) (“Seller Contracted Agreements”).  There are no Seller Contracted Agreements which, by virtue of the acquisition of the Sale Shares by the Purchaser or other performance of the terms of this Agreement, will result in:

(a)                                  any other party being relieved of any obligation or becoming entitled to exercise any right (including any right of termination or any right of pre-emption or other option);

(b)                                 any Group Company being in default under any such agreement or arrangement or losing any benefit, right or license which it currently enjoys or in a liability or obligation of any Group Company being created or increased; or

(c)                                  (upon fulfillment of the Sellers’ Conditions) any loss by any Group Company of any benefits it currently enjoys under such Seller Contracted Agreements.

7.7                               Arrangements with Dealers and Customers

(a)                                  All agreements and arrangements of each Group Company with dealers are subject of written, duly executed, and existing exclusive dealership agreements, credit line agreements, and the relevant security agreement (collectively, the “Dealer Agreements”), all valid and enforceable in accordance with their terms.  All agreements and arrangements of each Group Company with directly served customers (other than dealers) (“Customers”) are subject of written, duly executed and existing agreements, all valid and enforceable in accordance with their terms (“Customer Agreements”).  The material terms of all Dealer Agreements and Customer Agreements are disclosed by the Sellers to the Purchaser.

(b)                                 The Dealer Agreements and Customer Agreements constitute the entire agreement between the parties, and all the terms and conditions of any and all arrangements between a Group Company and the dealer (including dealer performance standards) and Customer are set forth in the Dealer Agreements.  There is no agreement or arrangement between a dealer or Customer and a Group Company that is: (i) not specifically set out in a Dealer Agreement, Customer Agreement or other written document specifically disclosed to Purchaser; or (ii) deviates from or amends the terms and conditions of the Dealer Agreements or the Customer Agreements, which has not been specifically disclosed to Purchaser.

(c)                                  The obligations of each dealer under the Dealer Agreements are secured by valid and existing security, (i) subject of duly executed mortgage, pledge, joint and several suretyship agreements, bank guarantees or assignment agreements, as the case may be, (ii) enforceable against the dealer, the mortgagor, pledgor, surety, issuing bank or assignor, as the case may be.

(d)                                 DELETED

(e)                                  Schedule 4 of the Agreement and the details on it is a true, complete and accurate list of outstanding Dealers Receivables as of 27 October 2006 and updated as of 31 December 2006 with an aging schedule.

(f)                                    The aggregate outstanding obligations do not exceed the aggregate credit limit granted under the Dealer Agreements, by more than 99.14% of such aggregate credit limit.

(g)                                 None of the Group Companies grants or has granted any discount to any dealer or Customer other than such discounts from the gross wholesale price of a product granted to all dealers or Customers solely by virtue of their being dealers or Customers of the Group Companies’ products, provided that

(i)                                     the same rate of discount is granted to all members of each class of dealers or Customers (such class determined by volume or purchases and/or territory of the dealers); and

(ii)                                  no discount is granted to a dealer or Customer, which is not granted to all other dealers or Customers with the same qualifications, volume of purchase and within the same territory.

(h)                                 None of the Group Companies grants or has granted any systemic financial support or subsidy to any dealer or Customer.

(i)                                     The Group Companies have implemented and consistently adhered to a policy that all losses arising from out-of-date products or products damaged after delivery to dealers or Customers are for the account of the dealers or Customers; and with respect to out-of-date products, notwithstanding that the dealers and Customers bear the loss of such products, the Group Companies have enforced procedures to ensure that no out-of-date products are sold by its dealers or Customers.

7.8                               Contracts with Suppliers

To the best of Sellers’ knowledge after due and appropriate inquiry, there are no verbal commitments or obligations to suppliers that bind any Group Company. All agreements and arrangements with suppliers of the Group Companies are embodied in and are the subject of written, duly executed, binding and existing contracts or written documentation between the relevant Group Company and the supplier and/ or, valid and enforceable in accordance with their respective terms, and fully disclosed to Purchaser.   There is no other agreement or arrangement between a Group Company and the relevant supplier that deviates from or amends the terms and conditions of such written supply agreement which has not been fully disclosed to the Seller.

7.9          Security Interests

(a)                                  All security given in favor of any Group Company are valid and enforceable against the mortgagor, pledgor, assignor, guarantor or surety.

(b)                                 DELETED

7.10        Form Contracts

The agreements listed in Schedule I-B to the Disclosure Letter, and more particularly enumerated in column 1 (Agreements) of the table below conform to the relevant standard form contract as indicated in column 2 (Standard Form Contracts) of the table below:

Agreements	Standard Form Contracts
Section A, Marketing Support Agreements.	Standard Form for Marketing Support Agreements, attached hereto as Annex 7.10-A
Section G, paragraphs 2, 3 and 4, Reliever / Substitute Services Agreements	Standard Form for Reliever / Substitute Services Agreements, attached hereto as Annex 7.10-B

Section G, paragraph 5, Janitorial / Messengerial Services Agreements	Standard Form for Janitorial / Messengerial Services Agreements, attached hereto as Annex 7.10-C
Section K, paragraph 1, Warehousing Management Agreements	Standard Form for Warehousing Management Agreements, attached hereto as Annex 7.10-D
Section K, paragraphs 2 and 6, Forklift and Handling Operations Agreements	Standard Form for Forklift and Handling Operations Agreements, attached hereto as Annex 7.10-E
Section K, paragraphs 4 and 6, Hauling Services Agreements	Standard Form for Hauling Services Agreements, attached hereto as Annex 7.10-F
Section K, paragraph 6, Third Party Logistics Agreements	Standard Form for Third Party Logistics Agreements, attached hereto as Annex 7.10-G
Section K, paragraph 6, Third Party Delivery Agreements	Standard Form for Third Party Delivery Agreements, attached hereto as Annex 7.10-H

These agreements referred to in this clause 7.10 can be terminated by the relevant Group Company for any reason without penalty to the Group Company by giving thirty (30) days prior written notice.

8.             LITIGATION AND INVESTIGATIONS

There are  no litigation, arbitration or administrative proceedings or investigations which are in progress or pending, or to the best of the Sellers’ knowledge after due and appropriate inquiry threatened, by or against or concerning any Group Company or any of its assets which are  likely to have a material adverse effect on the financial condition or  operations, of any Group Company  or which could result in the loss of ownership or the right to use any of the material fixed assets or properties of  any Group Company, and Sellers are not aware of any circumstances which are likely to give rise to any such litigation, arbitration or administrative proceedings which has not been disclosed to Purchaser.

9.             DIRECTORS AND EMPLOYEES

9.1          Employees

(a)                                  Schedule  9 of the Agreement sets out or refers to a list of all officers of each Group Company as of 30 June 2006 showing their positions. The engagement or appointment by any Group Company of any new employees to a position or rank of Assistant Vice President or higher since 30 June 2006 was duly approved by the board of directors of CCBPI;

(b)                                 Since 30 June 2006, no Group Company has entered into any arrangements regarding any future variation in any contract of employment in respect of any of its directors, officers and employees or any agreement imposing an obligation on the Group Company to increase the basis and/or rates of remuneration and/or the provision of other benefits in kind to or on behalf of any of its directors, officers or employees at any future date.

9.2          Employment Agreements

There is no written or unwritten contract of employment with a director, officer or an employee of any Group Company (or any contract for services with any person) which cannot be validly terminated pursuant to law or contract, by one month’s notice without giving rise to a right for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) similar to “golden parachute” arrangements.

9.3          Compliance

 (a)                               Each Group Company has, in relation to each of its employees and so far as relevant to each of its former employees, complied in all material respects with all then prevailing and applicable statutes and regulations pertaining to labor and employment, codes of conduct,  the collective agreements, terms and conditions of employment, orders and awards relevant to their conditions of service or to the relations between it and its employees (or former employees, as the case may be) or any trade union, staff association or other body representing all or any of its employees;

(b)                                 Each Group Company has made all required contributions to or provisions for its voluntary retirement fund and its social security, pension, medical funds  and the Home Development Mutual Fund pursuant to applicable laws and regulations  for all of its employees. There are no other funds pursuant to applicable laws, regulations or contract that any Group Company is required to make contributions to or provisions; and

(c)                                   Each Group Company has maintained in all material respects adequate and suitable records regarding the employment history of each employee and any such former employee, provided that with respect to Cosmos Bottling Corporation, Cosmos Bacolod Bottling Inc. and Cosmos Visayas Bottling Inc. such records are adequate and suitable as from 2001 only.

9.4          Disputes

(a)                                  No dispute has arisen between any Group Company and a material number or category of its employees (or any labor union, staff association or other body representing all or any of such employees) which has not yet been settled or terminated, and there are, to the best of the Sellers’ knowledge after due and appropriate inquiry, no present circumstances which are likely to give rise to any such dispute.

(b)                                 There are no investigations affecting any Group Company, whether pending or threatened, by the relevant labor authorities pertaining to any violations or alleged violations of any labor laws.

9.5          Payments on Termination

Except to the extent (if any) to which provision or allowance has been made in the Last Accounts or payment has already been made and properly reflected in the books of each Group Company:

(a)                                  there is no outstanding liability by way of final and unappealable judgment, for breach of any contract of employment or for services or redundancy payments, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement of any employee or for any other liability accruing from the termination of any contract of employment or for services; and

(b)                                 there is no gratuitous payment due to any employee by any Group Company in connection with the actual or proposed termination or suspension of employment, or variation of any contract of employment, of any present or former director or employee of any Group Company, similar to “golden parachute” arrangements.

9.6          Outsourcing Arrangements

All arrangements involving outsourcing or the provision of labor, manpower, personnel or services by third parties for activities of the Group entered into by the Group Companies are in accordance with applicable laws and regulations, except such arrangements which are declared invalid and do not have a material adverse effect on the Group’s operations or financial position.

10.          INSOLVENCY

10.1                           There is no pending or threatened proceeding or action by or against any Group Company for or relating to corporate rehabilitation, suspension of payments, insolvency, dissolution or winding up of any Group Company or for the appointment of any receiver, management committee or person(s) performing similar functions, nor are there any circumstances that can be construed as an indication of the possibility of the foregoing actions.

10.2                           No distress, distraint, levy, attachment, order of garnishment, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets and/or undertaking of any Group Company.

10.3                           No Group Company has been party to any transaction with any third party or parties which, in the event of any such third party going into liquidation or an administration order, corporate rehabilitation, insolvency or a bankruptcy order being made in relation to it or him, is likely to constitute (in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or part of a general assignment of debts.

11.          PROPERTIES

11.1        General

(a)                                  The relevant Group Company is the absolute registered  or  beneficial owner of the Company Properties, free from Encumbrances.

(b)                                 The Company Properties and the Leased Properties comprise all the land and buildings controlled, occupied or used by the Group Companies or in relation to which any Group Companies has any right, interest or liability.

(c)                                  There are no outstanding real property taxes and other applicable taxes, fees or charges imposed by the national or local government or by the relevant lessors pertaining to the Company Properties or, to the best of the Sellers’ knowledge after due and appropriate inquiry, the Leased Properties.

(d)                                 All Company Properties which consist of land are (or will be, upon fulfilment of the Sellers’ Conditions or Post Closing Undertakings) covered by and subject to validly issued and existing transfer certificates of title in the name of any of the Group Companies qualified to hold land under applicable laws and regulations. All Company Properties which consist of buildings, improvements, equipment and machinery are (or will be, upon fulfilment of the Sellers’ Conditions) covered by tax declarations in the name of the Group Companies.

(e)                                  All taxes and fees required for the valid registration of the Company Properties in the name of the Group Company qualified to hold the Company Properties under applicable laws and regulations have been fully paid, and all approvals, verifications and clearances necessary for the registration of the Group Properties in the name of the appropriate Group Company have been obtained.

11.2        Possession

 (a)                               Each Subsidiary is in possession of and has the right to lease, use and control the whole of each of the Leased Properties pursuant to lease contracts which are valid, subsisting and enforceable and no other person is actually or conditionally entitled to possession, occupation, use or control of any of the Company Properties or the Leased Properties unless disclosed in the Disclosure Letter.

(b)                                 No portion of the Company Properties has been leased to, or occupied by, any third party while some of the Leased Properties have been sub-leased to third parties.

11.3        Adverse Interests

(a)                                  No Group Company has been given notice that it is in breach of any term, condition, covenant, restriction or obligation of the lease agreement in respect of the relevant Leased Properties.

(b)                                 None of the Company Properties or Leased Properties is subject to an order, resolution or proposal for confiscation, condemnation, compulsory acquisition or located in an area which is or is proposed to be subject to any statutory or other order.

(c)                                  No person or government entity has or claims ownership or any security interest, lien, option, right of pre-emption or other similar interest in or over any of the Company Properties or Leased Properties or any relevant documents.

(d)                                 None of the Company Properties or the Leased Properties is affected by a subsisting contract for sale or other disposition of interest in it.

11.4        Use of Properties

To the best of Sellers’ knowledge and belief after due and appropriate inquiry, the use of the Company Properties and the Leased Properties by the relevant Group Company is in compliance with the relevant planning and zoning laws, ordinances, regulations and policies of the Philippines (whether national or local).

11.5        Documentation

The Sellers have provided true and complete copies of all leases, sub-leases, contracts, agreements, land use rights, grant contracts, land use conditions, documents and other information relevant to any Group Company’s interest in or use of any of the Leased Properties with contract values of at least Twenty Million Pesos (~~P~~20,000,000.00).

12.          TAX WARRANTIES

12.1        Tax Liabilities

(a)                                  All Tax liabilities, whether actual or deferred, of each Group Company, for the fiscal year ended as of 31 December 2005 and the six month period ended 30 June 2006, whether incurred as principal, agent or trustee, have been paid or are either fully provided for or (as appropriate) disclosed in the Last Accounts and the Unaudited Balance Sheet of each Group Company.

(b)                                 Since 1 January  2003

(i)                                     no Group Company has been involved in any transaction which has given or is reasonably likely to give rise to a material Tax liability on that Group Company (or would have given or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit) other than income tax, value-added tax and business tax on normal trading income of that Group Company arising from transactions entered into in the ordinary course of business;

(ii)                                  no Group Company has made a payment or claimed an expense (including any interest expense on Connected Loans) which will not be deductible for Tax purposes, either in computing the profits of that Group Company or in computing the tax chargeable on that Group Company; and

(iii)                               all input value-added taxes offset by any Group Company against its output value-added taxes for any taxable year during which the period of assessment under applicable tax laws has not prescribed, has been validly offset and has not been and the Sellers are not aware of any cause or circumstance that would make it reasonably likely for such offset to be disallowed.

12.2        Compliance with Tax Laws

(a)                                  Each Group Company has obtained all necessary Tax registrations and permits, duly filed all applicable Tax returns (including income tax returns, informational returns, withholding returns, and the like), given all notices and supplied all other information required to be supplied to any tax authority, and all such returns, notices and information were complete and accurate when filed, given or supplied.

(b)                                 Each Group Company has kept and retained all records, registrations and documents appropriate or required by applicable tax laws and regulations in the Philippines, for the period required by such applicable tax laws and regulations or for the purpose of evidencing compliance with such tax laws and regulations.

(c)                                  All Taxes relating to income, properties or operations of each Group Company which such Group Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(d)                             There are no liens for Taxes (other than for Taxes which are not yet past due) nor are there any such liens within the knowledge of any Group Company which are pending or, to the best of the Sellers’ knowledge after due and appropriate inquiry, threatened.

(e)                                  None of the Group Companies has as of the date of this Agreement, and will not have as of the Closing Date, (A) entered into or is subject to an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes, or (B) been engaged in the present contest of a Tax liability before the BIR or any court, tribunal or agency.

 (f)                                 Each Group Company is not and has not been the subject of any investigation or sanction by any tax authority for the taxable years 2002 to 2005.

12.3        Payments Related to Taxation

Since 1 January 2004 no Group Company has paid, or will become liable to pay or has received any notice of its obligation to pay any penalty, fine, surcharge or interest in relation to taxation.